Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

between

BOX, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Date as of June 30, 2023

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A – Form of Notice of Borrowing

Exhibit B – Form of Compliance Certificate

Exhibit C – Form of Note

Exhibit D – Form of Subsidiary Guarantee

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of June 30, 2023 (as supplemented, amended, modified, amended and restated or replaced in writing from time to time, this “Agreement”), is entered into by and between BOX, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”).

RECITALS

WHEREAS, the Borrower and the Lender previously entered into that certain Credit Agreement dated as of November 27, 2017 (as amended and as it existed immediately prior to the Closing Date (as defined herein), the “Existing Credit Agreement”).

WHEREAS, the Borrower has requested an extension of the maturity date of the Existing Credit Agreement and certain other amendments to the Existing Credit Agreement.

WHEREAS, as a result of the foregoing, the parties wish to amend and restate the Existing Credit Agreement in its entirety by entering into this Agreement.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder.

NOW THEREFORE, in consideration of the above recitals and the mutual agreements contained herein, the parties hereto agree, effective as of the Closing Date, that this Agreement amends and restates the Existing Credit Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable”: All accounts (as that term is defined in the UCC).

“Affiliate”: As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: As defined in the introductory paragraph of this Agreement.

“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws”: Any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin”: For any day, the corresponding percentages per annum as set forth below based on the Senior Secured Leverage Ratio:

Pricing Level	Senior Secured Leverage Ratio	Prime Rate Loans	SOFR Loans	Commitment Fee
I	Less than 1.25 to 1.00	0.35%	1.35%	0.15%
II	Greater than or equal to 1.25 to 1.00, but less than 2.25 to 1.00	0.60%	1.60%	0.20%
III	Greater than or equal to 2.25 to 1.00, but less than 3.00 to 1.00	0.85%	1.85%	0.25%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 6.01(b)(iii) for the most recently completed Fiscal Quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Senior Secured Leverage Ratio as of the last day of the most recently completed Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 6.01(b)(iii) for the most recently completed Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level III until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Senior Secured Leverage Ratio as of the last day of the most recently completed Fiscal Quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all extensions of credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.01(a) or Section 6.01(b)(iii) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any extension of credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Lender a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Senior Secured Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Lender the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Lender in accordance with Section 3.04. Nothing in this paragraph shall limit the rights of the Lender with respect to Sections 3.02 and 7.01 nor any of its other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Adjusted Daily Simple SOFR”: For any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days; and (ii) the Simple SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR”: For purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Available Tenor”: As of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.08(c)(iv).

“Average Deferred Revenue Change”: The average Deferred Revenue Change calculated based upon each of the four Fiscal Quarters in any trailing twelve-month period.

“Bail-In Action”: The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benchmark”: Initially, Adjusted Daily Simple SOFR with respect to any Daily Simple SOFR Loan and Adjusted Term SOFR with respect to any Term SOFR Loan; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.08(c)(i).

“Benchmark Replacement”: With respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Lender as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: The earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: With respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08(c) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08(c).

“Beneficial Ownership Certification”: A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Board”: The Board of Governors of the Federal Reserve System and any successor thereto.

“Borrower”: As defined in the introductory paragraph of this Agreement.

“Borrowing”: As defined in Section 2.01(b).

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in California are authorized or required by law to close.

“Capital Expenditures”: As to any Person, expenditures (including expenditures with respect to Capital Leases) made by such Person to acquire or construct fixed assets, plants and equipment (including renewals, improvements and replacements, but excluding repairs unless such repairs are required to be capitalized in accordance with GAAP).

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize”: To pledge and deposit with or deliver to the Lender, as collateral, an amount (whether in cash or deposit account balances or in the form of a standby letter of credit in form and substance reasonably satisfactory to, and issued by a United States commercial bank reasonably acceptable to, the Lender in its commercially reasonable discretion) pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:

(i) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(ii) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria of clause (iii) above;

(v) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (i) through (iv) above;

(vi) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(vii) investments described on Schedule 1.01(a)(i) to the Disclosure Letter and other investments approved by the Lender.

“Cash Management Obligations”: With respect to any Person, all liabilities of such Person under any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management agreements.

“CFC”: A controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code.

“Change in Control”: Shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act, as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (ii) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of any Debt in an aggregate principal amount exceeding $35,000,000 to which the Borrower or any Subsidiary is a party.

“Change in Law”: The occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, central bank or comparable entity charged with the interpretation or administration thereof, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, central bank or comparable entity charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chief Financial Officer”: The chief financial officer (or equivalent Person) of Borrower.

“Closing Date”: The date on which all conditions precedent set forth in Section 4.01 have been satisfied or waived by the Lender.

“Collateral”: The collective reference to the “Collateral” as defined in the Security Agreement and any other collateral pledged to the Lender pursuant to a Loan Document.

“Commitment”: The commitment of the Lender to make Loans to the Borrower pursuant to Section 2.01(a). The amount of the Lender’s Commitment as of the Closing Date is $150,000,000.

“Commitment Fee”: As defined in Section 2.05(a).

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: A certificate substantially in the form of Exhibit B hereto.

“Conforming Changes”: With respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.07 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income (or Deficit)”: The consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary or nonrecurring items of income and without giving effect to (x) the cumulative effect of a change in accounting principles and (y) purchase accounting adjustments.

“Consolidated Total Interest Expense”: With respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Convertible Debt Securities”: Unsecured Debt of the Borrower that is convertible into (a) Qualified Equity Interests of the Borrower (or other securities or property following a merger event, reclassification or other change of such Qualified Equity Interests) and cash in lieu of fractional shares, (b) cash (in an amount determined by reference to the price of such Qualified Equity Interests or such other securities or property) or (c) a combination of the foregoing.

“Cost Sharing Agreement”: Cost Sharing Agreement dated as of June 25, 2013 between Borrower and Box Intl Technology Ltd., as amended on October 15, 2015, as may be amended from time to time.

“Daily Simple SOFR Loan”: Any Loan bearing interest at a rate based on Adjusted Daily Simple SOFR, as provided in Section 2.03(c).

“Debt”: As applied to any Person, without duplication, (i) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (a) trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (b) earnout payments (other than, for the avoidance of doubt, earnout payments payable solely in Disqualified Equity Interests of the Borrower), and (c) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business) which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or similar written instrument, (v) all indebtedness for borrowed money secured by any Lien on any property owned or held by that Person regardless of whether the indebtedness for borrowed money secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (excluding any obligations in respect of operating leases), (vi) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether drawn or undrawn), bankers’ acceptances or similar obligations issued for the account of such Person, (vii) all swap and related hedging arrangements (including the Hedging Obligations) of such Person valued at the net termination value thereof, (viii) all obligations of such person in respect of Disqualified Equity Interests, and (ix) any Guaranty of such Person in respect of any Debt of any other Person described in clauses (i) through (viii) above.

“Deferred Revenue”: All amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue, as determined in accordance with GAAP.

“Deferred Revenue Change”: Any change in Deferred Revenue as of the last day of a Fiscal Quarter as compared to Deferred Revenue for the last day of the same Fiscal Quarter in the prior Fiscal Year.

“Disclosure Letter”: That certain disclosure letter dated as of the date hereof delivered by the Borrower to the Lender, as may be updated from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Disposition”: As defined in Section 6.02(f).

“Disqualified Equity Interests”: Any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (i) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests and payments of cash in lieu of issuing factional shares of Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (ii) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and payments of cash in lieu of issuing factional shares of Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (iii) provide for the scheduled payment of dividends in cash or (iv) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Borrower or its Subsidiaries or by any such plan to their respective employees or independent contractors, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding anything in this Agreement, Borrower’s Series A Convertible Preferred Stock shall not constitute Disqualified Equity Interests.

“Dollars” and “$”: The lawful currency of the United States of America.

“Domestic Subsidiary”: Each Subsidiary that is organized under the laws of the United States, any state, territory, protectorate or commonwealth thereof or the District of Columbia.

“EBITDA”: With respect to any period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) provision (benefit) for income tax for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expenses, losses and charges, including, without limitation, non-cash compensation-based expenses, plus (v) all extraordinary, unusual or non-recurring expenses, losses and charges for such period, including, without limitation, restructuring charges, and costs, fees and expenses incurred by Borrower or its Subsidiaries in connection with any Permitted Acquisition, permitted Investment, permitted disposition, incurrence of permitted Debt or issuance of Qualified Equity Interests, in each case whether or not consummated, plus (vi) any other expenses, losses or charges agreed to by the Lender, plus or minus (c) the Average Deferred Revenue Change, all as determined in accordance with GAAP.

“EEA Financial Institution”: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Environmental Laws”: Any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (i) environmental matters or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any of its Subsidiaries.

“Environmental Permit”: Any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests”: (i) All shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable; provided that Equity Interests shall not include Convertible Debt Securities (irrespective of whether the Convertible Debt Securities are settled in Qualified Equity Interests, cash or a combination thereof).

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default”: As defined in Section 7.01.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) Federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) the Lender acquires such interest in the Loan or Commitment or (b) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 3.11(f), and (iv) any Federal withholding Taxes under FATCA.

“Excluded Swap Obligation”: With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Credit Agreement”: As defined in the Recitals hereof.

“Existing Convertible Notes”: The convertible senior notes issued pursuant to that certain Indenture, dated as of January 14, 2021, between the Borrower and U.S. Bank National Association, as trustee.

“FATCA”: Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Fiscal Quarter”: A fiscal quarter of any Fiscal Year.

“Fiscal Year”: The fiscal year of the Borrower ending on January 31 of each year.

“Floor”: A rate of interest equal to 0%.

“Foreign Subsidiary”: Any Subsidiary that is organized under the laws of any jurisdiction other than the United States, any state, territory, protectorate or commonwealth thereof or the District of Columbia.

“GAAP”: Generally accepted accounting principles, standards and practices in the United States, applied on a consistent basis.

“Guarantor”: Each Domestic Subsidiary (other than a Domestic Subsidiary of a Foreign Subsidiary that is a CFC) that is a Material Subsidiary (or, at the election of the Borrower, any other Subsidiary) that is or becomes a party to a Subsidiary Guarantee.

“Guaranty”: As to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (c) to maintain working capital, equity capital or any other financial statement or condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Notwithstanding anything herein to the contrary, the term “Guaranty” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations (A) in effect on the Closing Date, (B) entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt), or (C) set forth in customer or vendor agreements entered into by the Borrower or any Subsidiary in the ordinary course of business consistent with past practices (other than such obligations with respect to Debt).

“Hazardous Materials”: All chemicals, materials, substances, wastes, pollutants, contaminants, compounds, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, subject to regulation under or which give rise to liability pursuant to any Environmental Law.

“Hedge Agreement”: (i) Any and all agreements in respect of rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap or floor transactions, collar transactions, currency-swaps, cross-currency rate swaps, currency options, spot contracts or any similar transactions or any combinations of the foregoing (including any options to enter into any of the foregoing), whether or not any such transactions is governed by or subject to any master agreement, and (ii) any and all agreements which are governed by, or subject to the terms and conditions of, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement. For the avoidance of doubt, the following shall not be deemed a “Hedge Agreement”: (a) any agreement related to incentive stock, restricted stock, restricted stock units, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower, (b) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (c) the purchase of Equity Interests of Borrower pursuant to delayed delivery contracts or other similar agreements or (d) a Permitted Call Hedging Agreement.

“Hedging Obligations”: With respect to any Person, all net liabilities of such Person under any Hedge Agreement.

“Indemnified Liabilities”: As defined in Section 8.06.

“Indemnified Parties”: As defined in Section 8.06.

“Indemnified Taxes”: (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Interest Coverage Ratio”: At any date of determination, the ratio of (a) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on or most recently ended prior to such date for which financial statements are available, to (b) Consolidated Total Interest Expense of the Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on or most recently ended prior to such date for which financial statements are available.

“Interest Payment Date”: (a) As to any Term SOFR Loan with an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date; (b) as to any Term SOFR Loan with an Interest Period in excess of three months, (i) each day prior to the last day of such Interest Period that occurs at intervals of three months following the beginning of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date; (c) as to any Prime Rate Loan, the last day of each calendar quarter, commencing on the first such date to occur after such Prime Rate Loan is made and the Maturity Date; and (d) as to any Daily Simple SOFR Loan, the fifth day of each month, commencing with the first month after such Daily Simple SOFR Loan is made, and the Maturity Date.

“Interest Period”: (a) Initially means a period commencing on a Business Day and continuing for one, three or six months, as designated by the Borrower in its notice of Borrowing as provided in Section 2.01(b), during which all or a portion of the outstanding principal balance of the applicable Loan bears interest determined in relation to the Term SOFR Reference Rate; provided that (i) if the day after the end of any Interest Period is not a Business Day (so that a new Interest Period could not be selected by the Borrower to start on such day), then such Interest Period shall continue up to, but shall not include, the next Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the Business Day immediately preceding the last day of such Interest Period; (ii) no Interest Period shall extend beyond the Maturity Date; and (iii) there shall be no more than three (3) Interest Periods with respect to Loans outstanding at any time; and (b) if a Benchmark Replacement that is a term rate is applicable, means the tenor of such Benchmark Replacement.

“Internal Revenue Code”: The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, including any regulations of the U.S. Department of the Treasury.

“Landlord Subordination Agreement”: A landlord subordination agreement in form and substance reasonably satisfactory to the Lender, executed by a landlord of any leased real property.

“LCT Consummation Date”: As defined in Section 1.04.

“LCT Test Date”: As defined in Section 1.04.

“Lender”: As defined in the introductory paragraph of this Agreement.

“Letter of Credit”: As defined in Section 2.01(b)(ii).

“Letter of Credit Agreement”: As defined in Section 2.01(b)(ii).

“Letter of Credit Sublimit”: A sublimit for Letters of Credit not to exceed $45,000,000.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease in the nature thereof, and any agreement to give any security interest).

“Limited Condition Transactions”: Any (a) Permitted Acquisition or investment by the Borrower or one or more of its Subsidiaries, or (b) Restricted Payment, in each case of (a) and (b), which is (x) not prohibited hereunder, (y) not conditioned on the availability of, or on obtaining, third party financing and (z) completed within six months of the applicable LCT Test Date.

“Liquidity”: As of the date of determination, the sum of (a) the consolidated cash and Cash Equivalents of Borrower and its Subsidiaries, plus (b) an amount equal to (i) the Commitments minus (ii) the sum of (x) the outstanding principal amount of all Loans, plus, (y) the aggregate face amount of all outstanding Letters of Credit.

“Liquidity Condition”: As of the date of determination, both of the following conditions are satisfied: (a) the outstanding principal amount of the Existing Convertible Notes as of such date is not greater than $100,000,000 and (b) Borrower’s Liquidity is greater than or equal to the outstanding principal amount of the Existing Convertible Notes as of such date.

“Loans”: All advances made to the Borrower pursuant to Section 2.01.

“Loan Documents”: This Agreement, the Note, the Security Documents, the Subsidiary Guarantee, and each other agreement or certificate delivered to the Lender in connection with this Agreement and/or the credit extended hereunder (but excluding any Hedge Agreement with the Lender or its Affiliates or any agreements relating to Cash Management Obligations owing to the Lender or its Affiliates).

“Loan Party”: The Borrower and the Guarantors.

“Management and Services Agreements”: (a) the Management and Services Agreement dated as of August 26, 2013 between Borrower and Box.com (UK) Ltd, and (b) the Management and Services Agreement dated as of September 14, 2020 among Borrower, Box.com (UK) Ltd. and Box Intl Technology Ltd., as each may be amended from time to time.

“Material Adverse Effect”: (i) A material adverse change in, or a material adverse effect upon, the business, general affairs, assets, liabilities, properties, operations, financial condition or results of operations of the Loan Parties, taken as a whole, (ii) (a) a material impairment of the ability of any Loan Party to comply with or perform any of its payment obligations under any Loan Document or (b) a material impairment of the ability of any Loan Party to comply with or perform any of its other obligations under any Loan Document or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Subsidiary”: Any Subsidiary that, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii) accounted for more than 10% of the consolidated revenues of the Borrower and its Subsidiaries or (ii) as at the end of such Fiscal Quarter, was the owner of more than 10% of the consolidated assets of the Borrower and its Subsidiaries.

“Maturity Date”: The date that is the earlier of (a) June 30, 2028, (b) October 16, 2025, except to the extent that the Liquidity Condition is satisfied as of such date and (c) February 11, 2028, but only in the event that any of the Series A Convertible Preferred Stock remains outstanding as of such date.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Share Settlement”: Any settlement upon conversion of Convertible Debt Securities consisting of Qualified Equity Interests, cash or a combination of cash and Qualified Equity Interests.

“Non-U.S. Lender Party”: As defined in Section 3.11(f)(ii)(B).

“Note”: A promissory note in the form of Exhibit C, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Obligations”: All advances to, debts, liabilities, obligations (monetary (including post-petition interest, allowed or not) or otherwise) of every nature of any Loan Party from time to time arising under any Loan Document or otherwise with respect to any Loan, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including principal, interest, fees, expenses and indemnification obligations.

“OFAC”: The Office of Foreign Assets Control, Department of the Treasury.

“Other Connection Taxes”: With respect to any recipient (including the Lender), Taxes imposed as a result of a present or former connection between such recipient (including the Lender) and the jurisdiction imposing such Tax (other than connections arising from such recipient (including the Lender) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act”: The USA Patriot Act (Title III of Pub. L. 107-56), as amended.

“Pension Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition”: Any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the stock, assets or any business line or division of a U.S. or foreign Person, whether by merger, consolidation or otherwise, in any transaction or a series of related transactions, which, in the case of a Limited Condition Transaction, shall be subject to Section 1.04, provided that:

(i) no less than five (5) days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such Permitted Acquisition to the Lender, which notice shall include the proposed closing date of such Permitted Acquisition;

(ii) the Borrower shall have furnished to the Lender such documentation and other information that the Lender reasonably requests as to the target of such acquisition in order to comply with its ongoing due diligence pursuant to regulatory requirements and its internal policies, including its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(iii) [reserved];

(iv) both before and immediately after giving effect to the consummation thereof, no Potential Event of Default or Event of Default shall have occurred and be continuing;

(v) the target of such Permitted Acquisition shall be engaged in a business engaged in by the Borrower or any of its Subsidiaries on the Closing Date or (a) a related, ancillary, supplementary or complementary business line, (b) a reasonable expansion or extension thereof or (c) such other lines of business as may be consented to in writing by the Lender (which consent shall not be unreasonably withheld or delayed); and

(vi) no more than five (5) days after the closing date of such acquisition, the Borrower shall have furnished to the Lender (a) a Compliance Certificate duly executed by its Chief Financial Officer that (x) shows in reasonable detail the calculations used in determining the financial covenants set forth in Section 6.03 on a pro forma basis as of the last day of the most recently ended period for which financial statements are available and (y) states that no Potential Event of Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Potential Event of Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (b) a certificate duly executed by an authorized officer of the Borrower demonstrating compliance with the requirements of clauses (i) through (vi) above and stating that, to the knowledge of the Borrower, such Permitted Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired and (c) copies of the executed acquisition agreement and such other related acquisition documents as the Lender shall reasonably request.

“Permitted Call Hedging Agreement”: An agreement pursuant to which the Borrower acquires a call or a capped call option (or substantively equivalent derivative transaction) requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of such common stock), the cash value of such shares (or such other securities or property) or a combination thereof, or cash representing the termination value of such option from time to time upon settlement, exercise or early termination of such option, entered into by the Borrower in connection with the issuance of Convertible Debt Securities (including, without limitation, the exercise of any over-allotment or initial purchaser’s or underwriter’s option).

“Permitted Investors”: The Persons listed on Schedule 1.01(a)(ii) to the Disclosure Letter.

“Permitted Lien”: As defined in Section 6.02(a).

“Permitted Refinancing”: With respect to any Person, any amendment, modification, replacement, refinancing, refunding, renewal or extension of any Debt of such Person, provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so amended, modified, replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium, make whole amounts and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, whether in an individual, fiduciary or other capacity.

“Platform Contribution Transaction License Agreement”: Platform Contribution Transaction License Agreement dated June 25, 2013, between the Borrower and Box Intl Technology Ltd., as may be amended from time to time.

“Pledged Shares”: As defined in the Security Agreement.

“Potential Event of Default”: A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate”: At any time the rate of interest most recently announced within Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

“Prime Rate Loans”: Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

“Qualified Equity Interests”: Any Equity Interests that are not Disqualified Equity Interests.

“Relevant Governmental Body”: The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“Regulations T, U and X”: Regulations T, U and X, respectively, promulgated by the Board, as amended from time to time, and any successors thereto.

“Replacement Assets”: With respect to any properties or assets subject to an existing Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.

“Requirement”: As defined in Section 3.06.

“Resolution Authority”: An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“S&P”: Standard & Poor’s Ratings Service, a division of S&P Global Inc. or any successor thereto.

“Sanctioned Country”: At any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela and Crimea).

“Sanctioned Person”: At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions”: Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans or Letters of Credit will be used, or (c) from which repayment of the Loans or Letters of Credit will be derived.

“SEC”: The Securities and Exchange Commission, or any governmental authority succeeding to any or all of its functions.

“Secured Obligations”: Collectively, (i) the Obligations, (ii) all Hedging Obligations owing to the Lender or any of its Affiliates and (iii) all Cash Management Obligations owing to the Lender or any of its Affiliates, provided that “Secured Obligations” shall not, as to any Loan Party, include any Excluded Swap Obligations of such Loan Party.

“Security Agreement”: The Security Agreement dated as of November 27, 2017 among the Lender, the Borrower and the Guarantors from time to time party thereto, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Security Documents”: Collectively, the Security Agreement, and each other security agreement or other instrument or document, in each case in form and substance reasonably satisfactory to the Lender, delivered from time to time in favor of the Lender pursuant to the terms of this Agreement to secure any of the Secured Obligations.

“Senior Secured Leverage Ratio”: As of any date of determination, the ratio of (a) all Total Funded Debt of the Borrower and its Subsidiaries that is secured by a “first priority” Lien on any property of the Borrower or any of its Subsidiaries, including the Obligations to (b) EBITDA, for the period of four consecutive Fiscal Quarters ending on or most recently ended prior to such date for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Series A Convertible Preferred Stock”: The Series A Convertible Preferred Stock issued by the Borrower pursuant to that certain Investment Agreement, dated as of April 7, 2021, to the investors party thereto.

“Simple SOFR Adjustment”: A percentage equal to 0.10% per annum.

“Simple SOFR Determination Day”: As defined in the definition of “Adjusted Daily Simple SOFR”.

“Simple SOFR Rate Day”: As defined in the definition of “Adjusted Daily Simple SOFR”.

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan”: Any Daily Simple SOFR Loan or Term SOFR Loan.

“Solvent”: With respect to the Loan Parties on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Loan Parties’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ present assets, (b) the Loan Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, and (c) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts generally as they become due (whether at maturity or otherwise) and (ii) the Loan Parties are “solvent” (within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws related to fraudulent transfers and conveyances). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt”: The collective reference to any Debt incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Lender.

“Subsidiary”: A corporation, partnership or other entity of which the relevant Loan Party owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding capital stock or membership interests (or other shares of beneficial interest) having ordinary voting power for the election of directors or other governing body or Person, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner of such a partnership.

“Subsidiary Guarantee”: The Subsidiary Guarantee, in the form of Exhibit D, made by the Guarantors party thereto in favor of the Lender, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Swap Obligation”: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes”: All present or future taxes, levies, imposes, duties, deductions, withholding (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: For any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment”: A percentage equal to 0.10% per annum.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Loan”: Any Loan bearing interest at a rate based on Adjusted Term SOFR, as provided in Section 2.03(c).

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.

“Total Funded Debt”: As of any date of determination all Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date but excluding (x) Debt contemplated by Section 6.02(b)(xvi) and (y) the contingent liabilities with respect to any swap and related hedging arrangements (including the Hedging Obligations) prior to the date any such swap and related hedging arrangement (including the Hedging Obligations) is closed out and the termination value thereof determined in accordance therewith.

“Total Leverage Ratio”: As of any date of determination, the ratio of (a) all outstanding Total Funded Debt of the Borrower and its Subsidiaries as of such date to (b) EBITDA, for the period of four consecutive Fiscal Quarters ending on or most recently ended prior to such date for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“USD LIBOR”: The London interbank offered rate for U.S. Dollars.

“USD LIBOR Credit Extension”: An extension of credit under the Existing Credit Agreement bearing interest or incurring fees, commissions or other amounts based on USD LIBOR.

“USD LIBOR Related Definition”: Any term defined in the Existing Credit Agreement or any other Loan Document (or any partial definition thereof) as in effect immediately prior to giving effect to this Agreement on the Closing Date, however phrased, primarily relating to the determination, administration or calculation of USD LIBOR, including by way of example any instances of a “LIBOR Loan”, the “LIBOR” and other applicable terms used therein or related thereto, including but not limited to “Applicable Reserve Requirement”.

“U.S. Person”: Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate”: As defined in Section 3.11(f)(ii)(B)(iii).

“UCC”: The Uniform Commercial Code as in effect from time to time in the State of California.

“UK Financial Institution”: Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.01(b), 2.02(b) and 2.04, in each case, such day is also a Business Day.

“Write-Down and Conversion Powers”: (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide Lender financial statements and other documents required under this Agreement or as reasonably requested herein setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything in this Agreement or any other Loan Documents, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in accordance with GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Any certificate or other writing required hereunder or under any other Loan Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

(d) Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(e) For the purposes of calculating EBITDA in connection with any financial ratio or test for any measurement period, if at any time during such period the Borrower or a Subsidiary shall have consummated a Permitted Acquisition, or if such calculation is being made on a pro forma basis when calculating any financial ratio or test or the amount or availability under any basket, then EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, including as a result of actions taken or expected to be taken (in the good faith determination of Borrower) and are reasonably identifiable and factually supportable, and are expected to have a continuing impact, and, in each case, which are (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (y) reflected in any pro forma financial model of Borrower and its Subsidiaries delivered to the Lender and which pro forma adjustments are reasonably acceptable to the Lender, or otherwise to be mutually and reasonably agreed upon by the Borrower and the Lender) or in such other manner acceptable to the Lender; in each case, as if any such Permitted Acquisition occurred on the first day of such period.

Section 1.03 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division or establishment of any series under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) each division and series of any Person shall be treated as a separate Person hereunder.

Section 1.04 Limited Condition Transactions. In the event that the Borrower notifies the Lender in writing that any proposed transaction is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction in accordance with this Section 1.04, then, the following provisions shall apply:

(a) any condition to any such Limited Condition Transaction (including the incurrence or issuance of Debt in connection with such Limited Condition Transaction) that requires that no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction, shall be satisfied if (i) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other definitive agreement governing such Limited Condition Transaction (or, in the case of any Restricted Payment, the date on which such Restricted Payment is declared) (the “LCT Test Date”) and (ii) no Event of Default under Section 7.01(a) or Section 7.01(f) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction;

(b) any financial ratio test or condition to be tested in connection with such Limited Condition Transaction will be tested as of the LCT Test Date, in each case, after giving effect to such Limited Condition Transaction (including any incurrence or issuance of Debt and the use of proceeds thereof) or other transaction in connection therewith or action or transaction related thereto where applicable on a pro forma basis, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated and (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the date for redemption, purchase, repayment or other Restricted Payment specified in an irrevocable notice is terminated or expires without consummation of such Limited Condition Transaction) (the “LCT Consummation Date”), as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(c) except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the LCT Consummation Date, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transactions and other transactions in connection therewith (including the incurrence, issuance or assumption of Debt) have been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 6.03 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Debt) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

Section 1.05 Rates. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.08(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its

Affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower . The Lender may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Discontinuance of USD LIBOR.

(a) Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, whether or not USD LIBOR is operational, reported, published on a synthetic basis or otherwise available in the market as of the Closing Date, subject to Section 1.06(b): (a) no USD LIBOR Credit Extension shall be available, requested or made hereunder, (b) any request to convert an existing Loan to a USD LIBOR Credit Extension shall be ineffective and (c) any request for a new USD LIBOR Credit Extension, or to continue, renew, extend, reinstate or increase an existing USD LIBOR Credit Extension as a USD LIBOR Credit Extension, shall be ineffective, in each case, to the extent that any such USD LIBOR Credit Extension would reference a setting of USD LIBOR on or after the Closing Date.

(b) The provisions of Section 1.06(a) and the other benchmark replacement conforming changes implemented by this Agreement in respect of the Existing Credit Agreement shall not apply with respect to any USD LIBOR Credit Extension requested, made or outstanding that bears interest with reference to a USD LIBOR rate that (i) is or was set prior to the Closing Date and (ii) is held constant for a specifically designated period and is not reset on a daily or substantially daily basis (disregarding daycount, weekend or holiday conventions), and in such case, the USD LIBOR Related Definitions and provisions with respect thereto (as in effect immediately prior to giving effect to this Agreement on the Closing Date) shall continue in effect solely for such purpose; provided that any such USD LIBOR Credit Extension shall only continue in effect in accordance with its terms until the then-current Interest Period for such USD LIBOR Credit Extension has concluded.

Section 1.07 Amendment and Restatement. It is intended by the parties hereto that except as expressly stated herein or amended hereby or pursuant to documents executed in connection herewith, the Existing Credit Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all obligations thereunder; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Credit Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and that this Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. On the Closing Date, each Loan Document that was in effect immediately prior to the Closing Date other than the Existing Credit Agreement and such other Loan Documents that are amended or amended and restated in connection herewith shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Loans or Obligations shall be deemed to refer to the Loans and Obligations as defined in this Agreement. For the avoidance of doubt, the Borrower confirms that the Security Documents secure the Obligations as defined in this Agreement and reaffirms the Security Documents. Prior to the Closing Date, all Loan Documents (as defined in the Existing Credit Agreement) shall remain in full force in effect in accordance with their existing terms.

ARTICLE II.

THE LOANS

Section 2.01 The Loans.

(a) The Commitment. The Lender agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower from time to time during the period from the Closing Date to but excluding the Maturity Date in an aggregate amount not to exceed the Commitment at any time outstanding. Within the limits of the Commitment, the Borrower may borrow, repay pursuant to Section 2.02(b) and reborrow under this Section 2.01(a). For the avoidance of doubt and notwithstanding anything herein to the contrary, the Loans (as defined in the Existing Credit Agreement) outstanding on the Closing Date shall be converted to and reallocated as Loans made pursuant to Section 2.01(b) below, subject to Section 1.06.

(b) Making the Loans.

(i) Loans. Each borrowing under this Section 2.01 (a “Borrowing”) shall be in a minimum amount of $100,000 or an integral multiple of $100,000 above such amount. Subject to Section 3.08, each Borrowing shall be comprised entirely of Prime Rate Loans, Term SOFR Loans or Daily Simple SOFR Loans, as the Borrower may request in accordance herewith. The Borrower may borrow under the Commitment, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, on any Business Day, provided that the Borrower shall give the Lender irrevocable written notice substantially in the form of Exhibit A hereto (which notice must be received by the Lender prior to 12:00 p.m., California time) (1) in the case of Prime Rate Loans, on such requested Borrowing date, (2) in the case of Term SOFR Loans, three (3) U.S. Government Securities Business Days prior to the requested Borrowing date, and (3) in the case of Daily Simple SOFR Loans, three (3) U.S. Government Securities Business Days prior to the requested Borrowing date, in each case specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether such Borrowing is to be a Prime Rate Loan, a Term SOFR Loan or a Daily Simple SOFR Loan (and if no election is indicated, such Borrowing shall be a Prime Rate Loan) and (D) if such Borrowing is a Term SOFR Loan, the length of the Interest Period therefor. Upon satisfaction or waiver of the applicable conditions set forth in Article IV, the Lender will make available the proceeds of all such Loans to the Borrower by crediting the account of the Borrower on the books of the Lender, or as otherwise directed by the Borrower. The Lender’s failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Lender shall not incur any liability to the Borrower in acting upon any notice of Borrowing which the Lender believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

(ii) Letters of Credit. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time up to and including the Maturity Date; provided however, that the aggregate of all undrawn amounts, and all amounts drawn and unreimbursed, under any Letters of Credit issued shall not at any time exceed the Letter of Credit Sublimit. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Lender may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Lender and opened for Borrower’s account or by Lender’s interpretations of any Letter of Credit issued by Lender for Borrower’s account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. If, on the Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Lender Cash Collateral in an amount equal to at least 100% of the aggregate dollar equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Lender to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.

(c) Note. The Loans made by the Lender pursuant hereto shall be evidenced by a Note payable to the Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all outstanding Loans, with interest thereon as prescribed in Section 2.03. The Lender is hereby authorized to record in its books and records and on any schedule annexed to the Note the date and amount of each Loan made by the Lender, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that failure by the Lender to effect such recordation shall not affect the Borrower’s obligations hereunder. Prior to the transfer of a Note, the Lender shall record such information on any schedule annexed to and forming a part of such Note.

Section 2.02 Repayment.

(a) Mandatory Repayment. The aggregate principal amount of the Loans outstanding on the Maturity Date, together with accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date.

(b) Optional Prepayment. Subject to Section 3.07, the Borrower may at its option prepay the Loans, in whole or in part, at any time and from time to time without premium or penalty, provided that the Lender shall have received from the Borrower notice of any such prepayment no later than 11:00 a.m. California time (i) three (3) U.S. Government Securities Business Days prior to any date of prepayment of any Term SOFR Loan, (ii) three (3) U.S. Government Securities Business Days prior to any date of prepayment of any Daily Simple SOFR Loan and (ii) on the date of prepayment of any Prime Rate Loan, in each case specifying the date and the amount of prepayment. Partial prepayments hereunder shall be in an aggregate principal amount of the lesser of (a) a minimum of $100,000 and in an integral multiple of $100,000 and (b) the outstanding balance of the Loan being paid.

(c) Reduction or Termination of Commitment. At any time, the Borrower may, upon not less than five (5) Business Days’ prior written notice to the Lender, terminate or permanently reduce the Commitment without premium or penalty by an aggregate minimum amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made pursuant to Section 2.02(b), the outstanding principal amount of all Loans would exceed the amount of the Commitment sought to be in effect after such reduction. Once reduced in accordance with this Section 2.02(c), the Commitment may not be increased.

Section 2.03 Interest Payment Dates and Interest Rate.

(a) Payment of Interest. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

(b) Prime Rate Loans. Loans which are Prime Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(c) SOFR Loans. Loans which are Term SOFR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to Adjusted Term SOFR determined for such Interest Period in accordance with the terms hereof plus the Applicable Margin. Loans which are Adjusted Daily Simple SOFR Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin.

(d) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.04 Continuation; Conversion.

The Borrower may elect from time to time to (a) continue any outstanding Term SOFR Loan upon the expiration of the Interest Period applicable thereto as a Term SOFR Loan by giving to the Lender at least three (3) U.S. Government Securities Business Days’ prior irrevocable written notice of continuation and the succeeding Interest Period of such continued Loan will commence on the last day of the Interest Period of the Loan to be continued, (b) continue any outstanding Daily Simple SOFR Loan on the Interest Payment Date applicable thereto as a Daily Simple SOFR Loan by giving to the Lender at least three (3) U.S. Government Securities Business Days’ prior irrevocable written notice of continuation, (c) convert any outstanding SOFR Loan (upon expiration of the Interest Period applicable thereto for any Term SOFR Loan and as of the Interest Payment Date applicable thereto for any Daily Simple SOFR Loan) to a Prime Rate Loan by giving to the Lender at least one (1) Business Day’s prior irrevocable written notice of conversion, (d) convert any outstanding Prime Rate Loan or Daily Simple SOFR Loan (on the Interest Payment Date applicable to such Daily Simple SOFR Loan) to a Term SOFR Loan by giving to the Lender at least three (3) U.S. Government Securities Business Days’ prior irrevocable written notice of conversion and (e) convert any outstanding Prime Rate Loan or Term SOFR Loan (on the last day of the Interest Period applicable to such Term SOFR Loan) to a Daily Simple SOFR Loan by giving to the Lender at least three (3) U.S. Government Securities Business Days’ prior irrevocable written notice of conversion; provided that no Loan may be continued as a Loan other than a Prime Rate Loan if an Event of Default or Potential Event of Default has occurred and is continuing. Each such irrevocable written notice electing to continue or convert a Loan shall specify: (i) the proposed continuation or conversion date, (ii) the amount of the Loan to be continued or converted, (iii) the nature of the proposed continuation or conversion (including whether the converted Loan will be a Term SOFR Loan, Daily Simple SOFR Loan or a Prime Rate Loan) and (iv) for Loans being continued as or converted to Term SOFR Loans, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such continuation or conversion is being made, the Lender shall take such action as is necessary to effect such continuation or conversion. In the event that no notice of continuation or conversion, or an incomplete notice of continuation or conversion, is received by the Lender (x) with respect to outstanding Term SOFR Loans, then upon expiration of the Interest Period(s) applicable thereto, such Loans shall automatically be continued as Term SOFR Loans with an Interest Period of one month and (y) with respect to outstanding Daily Simple SOFR Loans, then as of the Interest Payment Date applicable thereto, such Loans shall automatically be continued as Daily Simple SOFR Loans; provided that if an Event of Default or Potential Event of Default has occurred and is continuing, such Loans shall convert to Prime Rate Loans.

Section 2.05 Fees.

(a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to Lender, for the account of Lender, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Applicable Margin on the average daily unused portion of the Commitment. The Commitment Fee shall be payable in arrears on the last Business Day of each Fiscal Quarter during the term of this Agreement commencing on July 31, 2023 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitment has been terminated.

(b) Letter of Credit Fees. Borrower shall pay to Lender, a letter of credit fee with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect SOFR Loans (determined, in each case, on a per annum basis). Such fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter (commencing with (i) the first Fiscal Quarter to occur after the Closing Date with respect to the Letters of Credit existing on the Closing Date and (ii) the first such date to occur after the issuance of such Letter of Credit with respect to any Letter of Credit issued on or after the Closing Date), on the Maturity Date and thereafter on demand of the Lender.

(c) Upfront Fee. The Borrower agrees to pay to the Lender, for the account of the Lender, a non-refundable upfront fee equal to 0.15% of the aggregate principal amount of the Commitments as of the Closing Date (the “Upfront Fee”), which Upfront Fee shall be in all respects fully earned, due and payable on the Closing Date in immediately available funds.

(d) Lender Expenses. Borrower shall pay to Lender all costs and expenses as set forth in Section 8.05.

Section 2.06 Cash Collateralization.

(a) Hedging Obligations. Upon the request of the Lender during the continuance of any Event of Default, the Borrower shall immediately Cash Collateralize the outstanding Hedging Obligations owing to the Lender or any of its Affiliates in an amount equal to 100% of the aggregate amount of such Hedging Obligations.

(b) Cash Management Obligations. Upon the request of the Lender during the continuance of any Event of Default, the Borrower shall immediately Cash Collateralize the outstanding Cash Management Obligations owing to the Lender or any of its Affiliates in an amount equal to 100% of the aggregate amount of such Cash Management Obligations.

(c) Security Interest. The Borrower hereby grants to the Lender a security interest in all cash, deposit accounts and all balances in such cash or deposit accounts and all proceeds of the foregoing deposited as Cash Collateral pursuant to this Section 2.06 or Section 7.01.

(d) Return of Cash Collateral. Cash Collateral provided under this Section 2.06 shall be returned to the Borrower within five (5) Business Days after all Events of Default or Potential Events of Default have been cured or waived. Any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents.

ARTICLE III.

GENERAL PROVISIONS CONCERNING THE LOANS

Section 3.01 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower (i) to repay all outstanding Debt owed to the Lender under the Existing Credit Agreement; (ii) to pay fees and expenses incurred in connection with this Agreement and the other Loan Documents, and (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, to finance any Permitted Acquisition).

Section 3.02 Default Interest. Notwithstanding anything to the contrary contained in Section 2.03, any amounts payable hereunder which are not paid when due shall bear interest at a rate per annum which is equal to 3.00% above the rate which would otherwise be applicable pursuant to Section 2.03 or otherwise under this Agreement from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand.

Section 3.03 Computation of Interest.

(a) Calculations. All computations of interest for Prime Rate Loans when the Prime Rate is determined by the Lender’s prime lending rate shall be made on the basis of the year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other interest and fees hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective.

(b) Determination by Lender. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 3.04 Payments. The Borrower shall make each payment of principal, interest and fees hereunder and under the Note, without set-off or counterclaim, not later than 12:00 p.m., California time, on the day when due in lawful money of the United States of America to the Lender at the office of the Lender designated from time to time in immediately available funds. Subject to the provisions set forth in the definition of “Interest Period”, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 3.05 Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to Section 3.06, 3.07 or 3.09 shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to those Sections for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor, unless the change in law giving rise to such increased costs or reduction is retroactive, in which case the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.06 Reduced Return. If the Lender shall have determined that any Change in Law (each, a “Requirement”) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s or its holding company’s capital as a consequence of its Commitment, Loans and obligations hereunder to a level below that which would have been achieved but for such Requirement or compliance therewith (taking into consideration the Lender’s policies with respect to capital or liquidity requirements) by an amount deemed by the Lender to be material (which amount shall be determined by the Lender’s reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within ten (10) Business Days after demand (accompanied by a statement setting forth and explaining the change in such requirement and including all relevant calculations relating thereto) by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The determination of such amount by the Lender shall be presumed correct absent manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.07 Funding Losses. The Borrower hereby agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense, including, but not limited to, any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain its SOFR Loans hereunder, in each case, which the Lender actually sustains or incurs (in each case, excluding loss of anticipated profits or margin) as a consequence of (i) the Borrower failing to borrow or continue any SOFR Loan after notice has been given to the Lender in accordance with this Agreement (whether or not withdrawn by the Borrower), (ii) if for any reason a SOFR Loan must be converted to a Prime Rate Loan in accordance with this Agreement, (iii) failure by the Borrower to make any prepayment of a SOFR Loan on any date specified in a prepayment notice thereof in accordance with Section 2.02(b) or (iv) the Borrower making any payment of a SOFR Loan on a day other than (x) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (y) with respect to any Term SOFR Loan, the last day of the Interest Period for such Loan. For purposes of this Section 3.07, it shall be assumed that the Lender had funded or would have funded 100%, as the case may be, of a SOFR Loan for a corresponding amount and term. The determination of such amount by the Lender shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.08 Changed Circumstances.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR pursuant to the definition thereof or Adjusted Term SOFR with respect to a proposed Term SOFR Loan on or prior to the first day of the applicable Interest Period, then the Lender shall promptly give notice thereof to the Borrower. Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Prime Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.07.

(b) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender (or any of its lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Lender shall promptly give notice thereof Borrower (an “Illegality Notice”). Thereafter, until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist, any obligation of the Lender to make Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and any right of the Borrower to convert any Loan to a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable, shall be suspended. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all affected SOFR Loans to Prime Rate Loans (A) with respect to any Daily Simple SOFR Loans, on the Interest Payment Date therefor and (B) with respect to any Term SOFR Loans, on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.07.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Lender and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective upon the execution of such amendment by the Lender and the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.08(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.08(c)(iv). Any determination, decision or election that may be made by the Lender pursuant to this Section 3.08(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Prime Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period.

(d) Illegality. If, in any applicable jurisdiction, the Lender determines that any applicable law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for the Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any extension of credit under the Loan Documents, the Lender shall promptly notify the Borrower thereof and upon the Lender notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such extension of credit under the Loan Documents shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on (I) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (II) with respect to any Term SOFR Loan, the last day of the Interest Period therefor, or on another applicable date with respect to another Obligation, occurring after the Lender has notified the Borrower and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 3.09 Requirements of Law. In the event that any Change in Law:

(a) does or shall subject the Lender to any Taxes with respect to this Agreement, the Note or any Loan made, or change the basis of taxation of payments to the Lender of principal, interest, fee or any other amount payable hereunder (except for (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes, or changes in the rates thereof);

(b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended with respect to any Loan Document or any Loan by, or any other acquisition of funds by, any office of the Lender;

(c) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against the Commitment to extend credit; or

(d) does or shall impose on the Lender any other condition with respect to any Loan Document or any Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Commitment or the Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Lender’s customary allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Lender, within ten (10) Business Days of its demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amount receivable as determined by the Lender with respect to this Agreement. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 3.09, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.10 [Reserved].

Section 3.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If the Borrower shall be required by law to deduct or withhold any Taxes from such payments, then (i) the Borrower shall make all required deductions, (ii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law, and (iii) if such tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay all Other Taxes in accordance with applicable law or, at the election of the Lender, timely reimburse it for the payment of such Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be presumed correct absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Taxes by the Borrower to a governmental authority pursuant to this Section 3.11, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Refunds. If the Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.11, it shall pay over such refund to the Borrower (but only to the extent of indemnification payments made, or additional amounts paid, by the Borrower under this Section 3.11 with respect to such Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of the Lender, shall repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund to such governmental authority. This Section 3.11 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) Status of Lender. (i) The Lender or other relevant party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at any time reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender or other relevant party if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender or other relevant party is subject to United States backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing:

(A) the Lender or other relevant party that is a U.S. Person shall deliver to the Borrower on or prior to the date of this Agreement or the date on which such other relevant party becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that Lender or other relevant party is exempt from Federal backup withholding tax;

(B) the Lender or other relevant party that is not a U.S. Person (a “Non-U.S. Lender Party”) shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Non-U.S. Lender Party becomes the Lender or other relevant party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable;

(i) in the case of a Non-U.S. Lender Party claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Non-U.S. Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-U.S. Lender party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Non-U.S. Lender Partner becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to the Lender (or other relevant party) under any Loan Document would be subject to Federal withholding Tax imposed by FATCA if the Lender (or other relevant party) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Lender (or other relevant party) shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(1) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender (or other relevant party) has complied with the Lender’s (or other relevant party’s) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender (or other relevant party) shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

ARTICLE IV.

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to Credit Facility. The effectiveness of this Agreement and the obligations of the Lender to make Loans hereunder on the Closing Date are subject to the conditions precedent that:

(a) The Lender shall have received the following, each in form and substance satisfactory to the Lender in its sole discretion:

(i) executed copies of this Agreement, the Note and each other Loan Document;

(ii) a copy of the certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware;

(iii) a copy of the bylaws of the Borrower, certified by the Secretary or an Assistant Secretary or other authorized person of the Borrower;

(iv) a copy of resolutions of the Board of Directors or other authorizing documents of the Borrower approving the Loan Documents and the Borrowings hereunder;

(v) an incumbency certificate executed by the Secretary or an Assistant Secretary or other authorized person of the Borrower or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(vi) a certificate of good standing or its equivalent and evidence of good standing as to payment of any applicable franchise or similar taxes with respect to the Borrower from the Secretary of State of the State of Delaware;

(vii) evidence that all governmental, regulatory and other third party consents and approvals required in connection with the Loan Documents and the Borrowings hereunder have been obtained and are in full force and effect;

(viii) a favorable opinion or opinions of counsel for the Borrower addressing issues under California and Delaware law, dated the Closing Date;

(ix) evidence of payment of all costs, expenses, fees and other compensation (including reasonable, documented and out-of-pocket attorneys’ fees and expenses) required to be paid to the Lender by the Borrower pursuant to this Agreement or any other written agreement on or prior to the Closing Date;

(x) a certificate from the Chief Financial Officer of the Borrower or other authorized officer with knowledge of the financial position of the Borrower dated the Closing Date certifying as to the matters set forth in Section 5.01(p) of this Agreement as to Solvency;

(xi) [reserved];

(xii) such documentation and other information that the Lender requests as to the Borrower in order to comply with its ongoing due diligence pursuant to regulatory requirements and its internal policies, including its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(xiii) evidence that the Lender shall have a valid and perfected first priority security interest in the Collateral (subject to Permitted Liens, except with respect to the Collateral that is required to be physically delivered to the Lender pursuant to the Security Documents) (including (w) any documents reasonably requested by the Lender or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any Landlord Subordination Agreements, bailee letters, control agreements and filings evidencing a security interest in any intellectual property included in the Collateral); (x) copies of lien search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings (except with respect to Permitted Liens), in each case as may be requested by the Lender, (y) such documents duly executed by the Borrower as the Lender may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Security Documents) and (z) all certificates, instruments and other documents representing the Collateral and related undated powers or endorsements duly executed in blank);

(xiv) a completed perfection certificate as to the Borrower, dated the Closing Date and signed by an authorized officer of the Borrower, together with all attachments contemplated thereby;

(xv) such other certificates and documents as the Lender shall reasonably request;

(b) all corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities;

(c) completion by the Lender of a due diligence investigation of the Borrower in scope, and with results, satisfactory to the Lender in its reasonable discretion;

(d) neither the Borrower nor any of its Subsidiaries shall be in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any law, in any case which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(e) the representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date;

(f) no event or condition shall have occurred and be continuing that would constitute an Event of Default or Potential Event of Default; and

(g) since the date of the most recent audited financial statements received by the Lender prior to the Closing Date, no Material Adverse Effect shall have occurred.

Section 4.02 Conditions Precedent to Each Borrowing. The obligation of the Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further condition precedent that on the date of such Borrowing, the following statements shall be true and the Lender shall have received the notice required by Section 2.01(b), which notice shall be deemed to be a certification by the Borrower that:

(a) the representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such date as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date;

(b) no event or condition has occurred and is continuing, or would result from such Borrowing that would constitute an Event of Default or Potential Event of Default; and

(c) all Loan Documents are in full force and effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. The Borrower represents and warrants as follows:

(a) Organization. Each Loan Party and each of its Subsidiaries is duly incorporated, formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization (to the extent such concept is relevant or applicable in such jurisdiction) and each jurisdiction where such Loan Party is required to be qualified to do business unless the failure to so qualify is not likely to have a Material Adverse Effect, and has all requisite corporate, limited liability company or partnership power and authority to own and operate its properties and to carry out its business.

(b) Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents executed by it, and the making of Borrowings hereunder in the case of the Borrower, are within such Loan Party’s corporate, limited liability or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability or partnership action, as applicable.

(c) No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents executed by it do not (i) violate such Person’s charter, by-laws or other organizational document, (ii) violate any law or regulation (including Regulations T, U and X) applicable to such Person or any order, judgment or decree of any court or governmental agency body binding on such Person, (iii) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on such Person, except to the extent the foregoing could not reasonably be expected to have a Material Adverse Effect, or (iv) violate any material agreement as to which such Person is a party, except to the extent such violation could not reasonably be expected to result in the termination of such material agreement or otherwise have a Material Adverse Effect.

(d) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents, except for filings and recordings with respect to the Collateral made or to be made under the Loan Documents.

(e) Validity. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes the binding obligations of each Loan Party that is a party thereto, each enforceable against each Loan Party that is a party thereto in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(f) Litigation. Except as set forth on Schedule 5.01(f) to the Disclosure Letter, there is no action or proceeding pending (or threatened in writing) affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect.

(g) Employee Benefit Plans. No Loan Party, (i) sponsors, maintains or contributes to (or is required to contribute to) any Pension Plans or (ii) contributes to a Multiemployer Plan or has been required to contribute to a Multiemployer Plan or Pension Plan in the past six years.

(h) Disclosure. No information, report, financial statement, exhibit or schedule furnished to the Lender by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein (taken as a whole) not misleading in any material respect in the light of the circumstances in which the same were made; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents and warrants only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the applicable Loan Party) and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized by the Lender that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ materially from the projected results set forth therein.

(i) Environmental Matters. Each Loan Party and its Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to such Loan Party or any of its Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in claims alleging potential liability or responsibility for violation of any Environmental Law or release or injury to the environment, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except in each case violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Such Loan Party and its Subsidiaries have all Environmental Permits necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those which are not yet necessary or the absence of which, individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither such Loan Party nor its Subsidiaries has transported or arranged for the transport of any Hazardous Materials or any other materials subject to Environmental Laws to any environmental clean-up site which has not been in compliance with Environmental Laws, except for any noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(j) Title to Properties; Liens; Location of Real Property and Leased Premises. (i) Each Loan Party and its Subsidiaries have (A) good, sufficient and legal title to (in the case of fee interests) the real property owned by it, (B) valid leasehold interests in (in the case of leasehold interests in real property) the real property leased by it and (C) good title to all of their respective material personal property, as applicable. Except as permitted by Section 6.02(a), all such properties are free and clear of Liens. (ii) Schedule 5.01(j)(ii) to the Disclosure Letter lists, as of the Closing Date, all real property owned by the Borrower and its Subsidiaries and the addresses thereof. (iii) Schedule 5.01(j)(iii) to the Disclosure Letter lists, as of the Closing Date, each parcel of real property leased, subleased, licensed or sublicensed by the Borrower and its Subsidiaries, the address and the owner thereof, and the expiration date of the related lease, sublease, license or sublicense.

(k) Payment of Taxes. All income and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed (or an extension has been obtained for the filing thereof), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except any of the foregoing that are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have been made or provided therefor.

(l) Governmental Regulation. Neither any Loan Party nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable. The Loan Parties are not engaged nor will the Loan Parties engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States of America) in violation of Regulation T, U or X.

(m) Licenses and Permits; Intellectual Property. Each Loan Party and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary for the operation of their businesses, free and clear of all Liens (other than Permitted Liens) and, except (i) as set forth on Schedule 5.01(m) to the Disclosure Letter, or (ii) as could not reasonably be expected to have a Material Adverse Effect, without known conflict with the rights of others. Except (A) as set forth on Schedule 5.01(m) to the Disclosure Letter, or (B) as could not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of such Loan Party, no product of such Loan Party or its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person and (ii) to the knowledge of such Loan Party, there is no material violation by any Person of any right of such Loan Party or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by such Loan Party or any of its Subsidiaries.

(n) Labor Disputes; Casualties. Neither any Loan Party nor any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy or other casualty (whether or not covered by insurance) which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect.

(o) Compliance. Neither any Loan Party nor any of its Subsidiaries is in default in the performance of any agreement or instrument to which it is a party or by which its properties are bound, or in violation of any law, in any case which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(p) Solvency. The Loan Parties on a consolidated basis are, and, upon the incurrence of, and after giving effect to, any Obligations under the Loan Documents by the Loan Parties, will be, Solvent.

(q) Investments. No Loan Party has any investments as described in Section 6.02(e) in other Persons except investments which would be permitted under Section 6.02(e).

(r) Debt. No Loan Party has any Debt except Debt which would be permitted under Section 6.02(b).

(s) Equity Ownership; Subsidiaries. Schedule 5.01(s) to the Disclosure Letter correctly sets forth the ownership interest of each Subsidiary of the Borrower as of the Closing Date. As of the Closing Date, the capitalization of the Borrower’s Subsidiaries consists of the number of Equity Interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.01(s) to the Disclosure Letter. All outstanding Equity Interests of the Borrower’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, in the case of Equity Interests issued by a corporation, or duly issued and outstanding, in the case of Equity Interests issued by any other entity, and not subject to any preemptive or similar rights, except as described on Schedule 5.01(s) to the Disclosure Letter. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Subsidiary of the Borrower, except as described on Schedule 5.01(s) to the Disclosure Letter. All outstanding shares of the Borrower’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

(t) [Reserved.]

(u) Insurance. Each Loan Party and its properties and businesses, and the properties and businesses of its Subsidiaries, are insured with financially sound and reputable insurance companies (which are not Loan Parties or Affiliates of the Loan Parties) against loss or damage as required by Section 6.01(e).

(v) Negative Pledge. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any agreement or undertaking or security which prohibits the creation or existence of any Lien upon any of its properties or assets or which requires the grant of security for an obligation if security is granted for the Obligations, except for (i) this Agreement and the other Loan Documents, (ii) covenants in Capital Leases and documents creating Liens permitted by Section 6.02(a) which prohibit further Liens on the properties encumbered thereby and (iii) any other agreement or undertaking permitted by Section 6.02(j).

(w) Security Documents. The Security Documents are effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of such Collateral). In the case of (i) the Pledged Shares described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Shares are delivered to the Lender and (ii) the other Collateral described in the Security Documents, when a financing statement in appropriate form is filed in the applicable filing office (which financing statement has been duly completed and delivered to the Lender), the Lender shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Collateral (including any proceeds of any item of such Collateral) (in each case, to the extent a security interest in such Collateral and proceeds can be perfected through the filing of a financing statement in such filing office or through the delivery of such Pledged Shares), as security for the Secured Obligations, in each case prior and superior in right to any other Person, except Liens expressly permitted by Section 6.02(a).

(x) Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

(i) None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans or the Letters of Credit, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(ii) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii) Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv) No proceeds of any Loans or the Letters of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.02(r).

(y) [Reserved.]

(z) Beneficial Ownership. Unless the Lender has otherwise received the notice contemplated by Section 6.01(b)(iv), the Borrower is an issuer of a class of securities registered under Section 12 of the Exchange Act, is required to file reports under Section 15(d) of the Exchange Act and/or has common stock listed on the New York Stock Exchange, and is excluded on those bases from the definition of “legal entity customer” as defined in the Beneficial Ownership Regulation, and each other Loan Party is owned by the Borrower.

ARTICLE VI.

COVENANTS

Section 6.01 Affirmative Covenants. So long as the Note or any Obligation (other than inchoate indemnity obligations) hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing:

(a)	Financial Information. The Borrower will furnish to the Lender:

(i) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year, including a balance sheet and related statements of income and cash flows, accompanied by a report and opinion thereon (prepared in accordance with generally accepted auditing standards) of Ernst & Young LLP or other independent certified public accountants reasonably acceptable to the Lender (which report and opinion shall be unqualified as to going concern and scope of audit);

(ii) as soon as available, but in any event within forty-five (45) days after each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated financial statements of the Borrower and its Subsidiaries for such period;

all such financial statements referred to in clauses (i) – (ii) to fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries and to be in reasonable detail and in accordance with GAAP (subject in the case of quarterly financials to changes resulting from normal year-end adjustments and the absence of footnotes); and

(iii) as soon as available, but in any event within sixty (60) days after the beginning of each Fiscal Year, management projected year-end consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including a projected balance sheet and related statements of income and cash flows and a statement of all the material assumptions on which such projections are based.

(b)	Notices and Information. The Borrower shall deliver to the Lender:

(i) promptly upon any senior officer of the Borrower obtaining actual knowledge (w) of any condition or event which constitutes an Event of Default or Potential Event of Default, (x) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(e), (y) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of any Loan Party or any of its Subsidiaries equal to or greater than $10,000,000 with respect to any such Person, or any adverse determination in any litigation involving a potential liability of any Loan Party or any of its Subsidiaries equal to or greater than $10,000,000 with respect to any such Person, in each case to the extent not covered by insurance, or (z) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower or the applicable Subsidiary has taken, is taking and proposes to take with respect thereto;

(ii) promptly, and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of such Loan Party or any of its Subsidiaries in connection with any Hazardous Material or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with such Loan Party or such Subsidiary, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Internal Revenue Code, in each case which could reasonably be expected to have a Material Adverse Effect;

(iii) concurrently with any delivery of financial statements under clause (a)(i) or (a)(ii) above, a Compliance Certificate duly executed by the Chief Financial Officer of the Borrower that, among other things, (x) shows in reasonable detail the calculations used in determining the financial covenants set forth in Section 6.03 as of the end of such Fiscal Quarter, as applicable, and (y) states that no Potential Event of Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Potential Event of Default or Event of Default is continuing, states the nature thereof and the action that the Loan Parties propose to take with respect thereto;

(iv) (I) promptly following any change that would result in the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall execute and deliver to the Lender a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Lender and (II) thereafter (A) concurrently with any delivery of financial statements under clause (a)(i) or (a)(ii) above, notify the Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (B) if reasonably requested by the Lender, promptly and in no event later than five (5) Business Days after such request, provide the Lender any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation;

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its stockholders, as the case may be;

(vi) promptly upon receipt thereof, copies of all material reports submitted to the Borrower by its independent certified public accountants in connection with each annual audit examination of the Borrower and its Subsidiaries made by such accountants, including the “management letter” submitted by such accountants to the Borrower in connection with their annual audit and any written management responses thereto, and copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any actual investigation or indicating a likely investigation by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(vii) promptly, and, to the extent practicable, within ten (10) Business Days after request by the Lender, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

Documents required to be delivered pursuant to Section 6.01(a)(i) or (ii) or Section 6.01(b)(v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at: https://www.boxinvestorrelations.com/financial-information/sec-filings/default.aspx or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that, in each case: (x) the Borrower shall deliver paper copies of such documents to the Lender if the Lender so requests until a written request to cease delivering paper copies is given by the Lender and (y) the Borrower shall notify the Lender (by facsimile, electronic mail, automatic electronic notification or other form of notification acceptable to the Lender) of the posting of any such documents.

(c) Corporate Existence. Except as otherwise permitted under Section 6.02(d) or 6.02(f), each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, preserve and keep in full force and effect (i) its corporate, limited liability company or partnership, as applicable, existence and (ii) rights and franchises material to its business; provided that any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

(d) Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all federal income taxes and material state and local taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or fine accrues thereon, except for any of the foregoing that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (i) with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have been made or provided therefor and (ii) in the case of a tax, assessment, or charge which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax, assessment, or charge.

(e) Maintenance of Properties; Insurance. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) all properties used in the business of such Loan Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof which in the exercise of its reasonable business judgment are required for the continuation of its business. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurance companies (which are not Affiliates of the Loan Parties), insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts (and with such deductibles) as are customarily carried under similar circumstances by such other corporations.

(f) Use of Proceeds. The Borrower shall only use the proceeds of the Loans as permitted under Section 3.01.

(g) Compliance with Laws, Etc. Each Loan Party shall exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Environmental Laws, noncompliance with which could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(h) Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper records and accounts in which full, true and correct entries in conformity with GAAP, consistently applied, shall be made of its financial transactions and matters involving the assets and business of such Loan Party and its Subsidiaries.

(i) OFAC, Etc. Without limiting clause (g) above, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Lender of any change in the information provided in a Beneficial Ownership Certification received by the Lender that would result in a change to the list of beneficial owners identified therein (or, if applicable, of the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Lender, provide the Lender any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(j) Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all obligations and lawful claims (including, without limitation, claims for labor, services, materials and supplies) that, if unpaid, would become a Lien for a material amount against any of its properties or assets, except for any such obligations being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves, if any required under GAAP, have been established, and so long as any Lien resulting therefrom has not become enforceable or is the subject of proceedings that operate to stay the enforcement of such Lien.

(k) Material Licenses. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve all licenses, permits (including Environmental Permits), authorizations and consents from any Person and all registrations, notices and filings with any Person (i) which if not obtained, held or made would have a Material Adverse Effect or (ii) that is necessary for the execution or performance by such Loan Party or such Subsidiary, or the validity or enforceability against such party, of this Agreement or any other Loan Document.

(l) Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) comply, and cause all lessees and other Persons operating or occupying properties owned or leased by it to comply, with all Environmental Laws and Environmental Permits, (ii) obtain and renew all Environmental Permits necessary for its operations and properties and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any properties owned or leased by it in accordance with the requirements of all Environmental Laws.

(m) Subsidiaries. (i) From and after the Closing Date, if the Borrower or any of its Subsidiaries acquires or creates any Domestic Subsidiary (other than a Domestic Subsidiary of a Foreign Subsidiary that is a CFC) that is a Material Subsidiary (and, at the election of the Borrower, any other Domestic Subsidiary), promptly, and in no event later than twenty (20) Business Days after such acquisition or creation, notify the Lender of that fact and cause such Domestic Subsidiary (A) to execute and deliver to the Lender a counterpart of the Subsidiary Guarantee and the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Lender to create in favor of the Lender a valid and perfected first priority Lien in all of the Collateral of such Domestic Subsidiary (subject to Permitted Liens), and (B) to execute and deliver to the Lender such documents and instruments and to take actions comparable to those described in clauses (ii), (iii), (iv), (v) (vi), (vii), (xii), (xiii), (xiv) and (xvi) of Section 4.01(a) as the Lender may reasonably request. (ii) For each Subsidiary acquired or created after the Closing Date, each Loan Party shall have complied with its obligations under the Security Agreement in respect of the Equity Interests of such Subsidiary. For the avoidance of doubt, no Foreign Subsidiary (or Domestic Subsidiary of a Foreign Subsidiary that is a CFC) shall be required to execute and deliver a Guaranty or Security Agreement, and no equity interests of a Foreign Subsidiary (or Domestic Subsidiary of a Foreign Subsidiary that is a CFC) shall be required to be pledged pursuant to the provisions of the Security Agreement or otherwise, in each case to the extent material adverse tax consequences to the Borrower could reasonably be expected to result therefrom, it being understood and agreed that a pledge by the Borrower or its Domestic Subsidiary of 65% of the voting power and 100% of the non-voting power of all classes of the Equity Interests of a Foreign Subsidiary (or Domestic Subsidiary of Foreign Subsidiary that is a CFC) will not cause material adverse tax consequences to Borrower and a pledge by the Borrower or its Domestic Subsidiary of more than 65% of the voting power of all classes of the Equity Interests of a Foreign Subsidiary (or Domestic Subsidiary of a Foreign Subsidiary that is a CFC) will be deemed to cause material adverse tax consequences to Borrower.

(n) Employee Benefit Plans. No Loan Party shall, (i) establish a Pension Plan or (ii) contribute to or become required to contribute to a Multiemployer Plan.

(o) Access to Property and Inspections. Each Loan Party shall, and shall cause its Subsidiaries to, at the Borrower’s sole cost and expense, permit the Lender and each of its duly authorized representatives or agents to visit (but only during normal business hours when no Event of Default has occurred and is continuing) any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and employees at any such reasonable times and intervals as the Lender may reasonably request and, so long as no Event of Default or Potential Event of Default has occurred and is continuing, with reasonable prior notice to the Borrower; provided that, so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Lender shall not request more than one field visit and examination during any Fiscal Year.

(p) Business Locations. Each Loan Party shall promptly (but in no event more than thirty (30) days) after adding any new leased business location in the United States containing any assets (excluding leasehold improvements and any raw materials related thereto) of any Loan Party with a book value in excess of $3,000,000 individually for any location or $5,000,000 for all locations with respect to which the applicable landlord has not executed and delivered a Landlord Subordination Agreement, notify the Lender of such fact, and, if requested by the Lender, use its reasonable best efforts to cause the applicable landlord to enter into a Landlord Subordination Agreement with respect to each such location as requested by the Lender. For the avoidance of doubt, this Section 6.01(p) shall not apply to facilities utilized by the Borrower or its Subsidiaries solely as data centers for its server equipment.

(q) Accounts. The Borrower and its Subsidiaries shall maintain with Lender at all times their significant U.S. depository and operating accounts.

(r) Further Assurances. Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which the Lender may reasonably request, to cause the Lender to have at all times a first priority, perfected Lien in the Collateral (subject to Permitted Liens).

(s) Post-Closing Matters. No later than the dates set forth on Schedule 6.01(s) (as each date may be extended by the Lender in its sole discretion) Borrower will cause the actions set forth on such schedule to be taken. The parties acknowledge and agree that notwithstanding anything herein to the contrary, all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the noncompletion of such actions until such time as they are completed or required to be completed in accordance with this Section 6.01(s).

Section 6.02 Negative Covenants. So long as any Note or Obligation (other than inchoate indemnity obligations) hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder, without the written consent of the Lender:

(a) Liens, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt of any Person, other than (in each case, a “Permitted Lien”):

(i) Liens in favor of the Lender;

(ii) Liens existing on the Closing Date and listed on Schedule 6.02(a) to the Disclosure Letter and any modifications, replacements, renewals, refinancings or extensions thereof; provided that the Lien does not extend to any additional property other than (A) Replacement Assets, and (B) proceeds and products thereof;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or by operation of law, and Liens incurred by the Borrower or such Subsidiary in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of surety and appeal bonds, deeds, leases (other than Debt), government contracts, bids, trade contracts, statutory obligations, performance and return of money bonds and other similar obligations;

(iv) Liens or charges arising in favor of governmental authorities by operation of law for which no default exists in the payment of the obligations secured thereby or which are being contested in compliance with Section 6.01(d);

(v) Liens arising under (A) the security documents in respect of Hedge Agreements permitted under Section 6.02(b)(iii) in favor of the Lender or its Affiliates and (B) agreements relating to Cash Management Obligations in favor of the Lender or its Affiliates;

(vi) Capital Leases of, and security interests in, assets acquired, constructed or improved (whether real or personal, tangible or intangible) by the Borrower or such Subsidiary after the date hereof, provided that such Liens and the Debt secured thereby (A) are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such assets and is otherwise permitted by Section 6.02(b)(ii), and (C) such Liens shall not apply to any other property or assets of the Borrower or such Subsidiary (other than Replacement Assets);

(vii) Liens of landlords and mortgagees of landlords arising by statute;

(viii) judgment Liens securing judgments and other proceedings not constituting an Event of Default hereunder;

(ix) Liens existing on (A) property acquired by such Loan Party or Subsidiary at the time of such acquisition or (B) assets of a Person at the time such Person is acquired, so long as (1) the Lien was not created in contemplation of such acquisition, (2) the amount of the obligations secured thereby has not been increased in connection with such acquisition or at any time thereafter (except in connection with any Permitted Refinancing), (3) any such Lien does not extend to property not subject to such Lien at the time of such acquisition (other than improvements thereon and Replacement Assets), any such Lien is applicable only to specific property, and such Liens are not “blanket” or all asset Liens, and (4) such Lien secures only (x) those obligations which it secures on the date of such acquisition or the date such Person is acquired, as the case may be, and such obligations are otherwise permitted by Section 6.02(b)(vii) and (y) any Permitted Refinancing of such obligations;

(x) to the extent constituting a Lien, any interest or title of (i) a lessor under any personal property operating lease entered into in the ordinary course of business of the Borrower or any Subsidiary and precautionary financing statement filings relating thereto and (ii) a licensor under any non-exclusive license entered into in the ordinary course of business of the Borrower or any Subsidiary;

(xi) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(xii) Liens on assets of Foreign Subsidiaries; provided that (A) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the other Loan Parties, and (B) such Liens extending to the assets of any Foreign Subsidiary secure only Debt incurred by such Foreign Subsidiary pursuant to Section 6.02(b)(vi), (vii) or (xi);

(xiii) (A) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (B) Liens arising in the ordinary course of business of any depositary bank or securities intermediary in connection with statutory, common law and customary contractual rights of set-off and recoupment with respect to any deposit account or securities account of the Borrower or any Subsidiary thereof;

(xiv) Liens on cash pledged to secure (i) obligations in respect of letters of credit or banker’s acceptances permitted under Section 6.02(b)(x) or (ii) Cash Management Obligations permitted under Section 6.02(b)(v);

(xv) Liens on proceeds of insurance policies securing the financing of the premiums with respect thereto;

(xvi) Liens in favor of a seller solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other investment permitted by Section 6.02(e);

(xvii) leases, non-exclusive licenses, subleases or non-exclusive sublicenses granted to others that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and

(xviii) other Liens not specifically listed above securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding.

(b) Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Debt, other than:

(i) Debt owed to the Lender;

(ii) Capital Leases and Debt incurred to finance the acquisition, construction or improvement of any equipment or capital assets;

(iii) obligations (contingent or otherwise) existing or arising under any Hedge Agreement, provided that if such obligations are not with the Lender or any of its Affiliates, (x) such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (y) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(iv) to the extent constituting Debt, investments permitted under Section 6.02(e), including intercompany Debt of the Borrower and the Subsidiaries to the extent permitted by Section 6.02(e); provided that any such Debt that is owed by a Loan Party to a Subsidiary that is not a Loan Party is subordinated to the Obligations on the terms satisfactory to the Lender;

(v) Cash Management Obligations, provided that if such Cash Management Obligations are not with the Lender or any of its Affiliates, to the extent incurred in the ordinary course of business in a manner not prohibited by this Agreement;

(vi) Debt existing on the Closing Date and set forth on Schedule 6.02(b) to the Disclosure Letter, together with any Permitted Refinancing;

(vii) Debt assumed in connection with a Permitted Acquisition, so long as such Debt (A) does not exceed $10,000,000 in the aggregate at any time outstanding and (B) was not incurred in contemplation of such Permitted Acquisition;

(viii) Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(ix) Guaranties with respect to Debt permitted by this Section;

(x) Debt in respect of letters of credit or bankers’ acceptances supporting facility leases in an aggregate principal or face amount not exceeding $5,000,000 at any time;

(xi) Debt secured by Liens permitted by Sections 6.02(a)(iii), (iv), (vii), (viii), (x), (xi), and (xiii);

(xii) Debt of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds;

(xiii) Debt in the form of earn-outs in respect of any Permitted Acquisition or any other investments permitted by Section 6.02(e) and Debt which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations or guarantees, in each case incurred or assumed in connection with the acquisition or disposition of any assets permitted by this Agreement;

(xiv) Debt owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(xv) unsecured Debt, including Convertible Debt Securities of the Borrower, not otherwise permitted pursuant to this Section, provided that, in each case, (A) immediately after giving effect to the incurrence of such Debt, the Borrower shall be in compliance with the financial covenants set forth in Section 6.03, on a pro forma basis, (B) the final maturity of such Debt shall not be prior to the date that is one-hundred eighty (180) days after the Maturity Date, (C) such Debt will not have mandatory prepayment, amortization, redemption, sinking fund or similar prepayments (other than asset sale, casualty, condemnation, nationalization or extraordinary receipts events, change of control, fundamental change, make-whole fundamental change or similar event risk provisions providing for mandatory offers to repurchase customary for debt securities, and, for the avoidance of doubt, any Net Share Settlement provisions) prior to the date that is one-hundred eighty (180) days after the Maturity Date at the time of the issuance of such Debt, (D) such Debt is not guaranteed by any Subsidiary that has not guaranteed the Obligations, (E) the covenants, events of default and other terms of such Debt, taken as a whole, are not more restrictive on Borrower and its Subsidiaries than the terms of the Loan Documents, taken as a whole (as determined in good faith by Borrower, it being understood that (1) customary repurchase or redemption obligations described in the parenthetical to clause (C) above and (2) customary additional interest provisions for failure to file required reports or additional interest in lieu of customary events of default, in each case shall not be more restrictive), and (F) no Event of Default shall have occurred and be continuing or result from the incurrence of such Debt;

(xvi) “Purchase Obligations” of the type described in the “Contractual Obligations and Commitments” section set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Borrower’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the “2023 Form 10-K”) incurred in the ordinary course of business; provided that the aggregate principal amount of such “Purchase Obligations” due within three years, measured as of the date of each Form 10-K or Form 10-Q filed during the term of this Agreement, shall not exceed $750,000,000;

(xvii) Debt not otherwise permitted under this Section 6.02(b) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding for such Loan Parties and their Subsidiaries taken as a whole; and

(xviii) the Existing Convertible Notes.

(c) Restricted Payments. Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; except:

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) payments made or expected to be made by the Borrower in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock awards or restricted stock units;

(iii) so long as no Event of Default or a Potential Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management or employee incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;

(iv) the Borrower and its Subsidiaries may declare and pay dividends or make other distributions solely in Qualified Equity Interests of such Person;

(v) the Borrower may deliver its Equity Interests upon conversion of any Equity Interest and pay cash solely in lieu of issuing fractional shares in connection with such conversion;

(vi) to the extent it would constitute a Restricted Payment, the purchase or settlement of any Permitted Call Hedging Agreement;

(vii) the Borrower may (x) accrue dividends with respect to the Series A Convertible Preferred Stock, (y) repurchase common Equity Interests of the Borrower with the proceeds of the issuance of the Series A Convertible Preferred Stock and (z) convert the Series A Convertible Preferred Stock into common stock of the Borrower and pay cash in lieu of fractional shares in connection therewith; and

(viii) Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 6.02(c); provided that, (w) immediately before and immediately after giving effect to any such payment, no Potential Event of Default or Event of Default shall have occurred and be continuing, (x) immediately after giving effect to any such payment, the Senior Secured Leverage Ratio shall not exceed 2.25:1.00 on a pro forma basis and the Total Leverage Ratio shall not exceed 5.50:1.00 on a pro forma basis.

(d) Consolidation, Merger. The Borrower shall not, and shall not permit its Subsidiaries to, consolidate with or merge into any other corporation or entity, except that (i) if at the time thereof and immediately after giving effect thereto no Event of Default or Potential Event of Default shall have occurred and be continuing, (x) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (y) any Subsidiary may merge into or consolidate with any other Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (ii) in connection with a Permitted Acquisition, any corporation or entity may consolidate with or merge into any Loan Party or any Loan Party (other than the Borrower) may merge into any other corporation or entity, provided that such Loan Party shall be the surviving entity of such merger or consolidation or the surviving entity of such merger or consolidation shall become a Loan Party promptly following the consummation thereof, and provided, further, that immediately after the consummation of such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default.

(e) Loans, Investments. The Borrower shall not, and shall not permit its Subsidiaries to, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person or make any acquisition of all or substantially all of the stock or assets of any business or division of a Person through a merger, consolidation or any other combination with such Person in any transaction or a series of related transactions, except that the Borrower and such Subsidiary may:

(i) acquire any Cash Equivalents;

(ii) acquire and own stock, securities and other investments received from customers and suppliers in connection with debts created in the ordinary course of business owing to such Loan Party or such Subsidiaries;

(iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iv) consummate a Permitted Acquisition, provided that for any acquisition of Persons or assets that do not become Loan Parties or Collateral, after giving pro forma effect to such acquisition, (A) such Persons or assets so acquired shall not account for greater than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for the four fiscal quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii) and (B) all such Persons or assets so acquired shall not account for greater than 10.0% of the consolidated revenues of the Borrower and its Subsidiaries for the for the four fiscal quarter period ending on last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii);

(v) maintain the loans, investments and/or liabilities in existence on the Closing Date and set forth on Schedule 6.02(e)(v) to the Disclosure Letter;

(vi) invest in the Equity Interests of the Subsidiaries, provided that (A) any such investment in the form of Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to any limitations applicable to voting stock of a Foreign Subsidiary referred to therein), (B) no part of any such investment by a Loan Party to a non-Loan Party shall take the form of a contribution of intellectual property (other than any contribution or transfer to a Foreign Subsidiary of intellectual property that is necessary to, or useful in, the business of such Foreign Subsidiary pursuant to the Management and Services Agreements, the Cost Sharing Agreement or the Platform Contribution Transaction License Agreement), and (C) the aggregate amount of investments by the Loan Parties in Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments) shall not exceed $25,000,000 per Fiscal Year;

(vii) [reserved];

(viii) make loans or advances made by the Borrower to any Subsidiary and made by the Borrower or any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Lender pursuant to the Security Agreement, (B) such loans and advances shall be unsecured and, to the extent owed by a Loan Party to a Person that is not a Loan Party, subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Lender, and (C) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (vi) of this Section;

(ix) make investments, loans or advances constituting non-cash consideration received by the Borrower or any Subsidiary in respect of any Dispositions permitted under Section 6.02(f);

(x) accounts receivable and extensions of trade credit arising in the ordinary course of business;

(xi) make investments represented by Hedge Agreements permitted under Section 6.02(b); and

(xii) maintain deposit and securities accounts to the extent not prohibited by this Agreement;

(xiii) enter into and perform its obligations under any Permitted Call Hedging Agreement; and

(xiv) make other investments, loans or advances not otherwise permitted by one of the foregoing clauses of this Section 6.02(e); provided that, immediately after giving effect to such investment, loan or advance, the Borrower shall be in compliance with the financial covenants set forth in Section 6.03, on a pro forma basis.

For purposes of compliance with this Section 6.02(e), the amount of any investment (whether an equity investment, loan, guarantee or other investment governed by this Section 6.02(e)) of any Person shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment less (x) any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto, whether by disposition, return on capital, dividend or otherwise or (y) in the case of any investment by a Loan Party in any Foreign Subsidiary, as reduced by any cash payments received by such Loan Party from any Foreign Subsidiary pursuant to the Management and Services Agreements, the Cost Sharing Agreement or the Platform Contribution Transaction License Agreement.

(f) Asset Sales. Borrower shall not, and shall not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets outside the ordinary course of business (including stock or other equity of a Subsidiary), whether now owned or hereafter acquired (a “Disposition”), except that any Loan Party and any Subsidiary may convey, sell, lease, transfer or otherwise dispose of business, property or assets (i) that are surplus, obsolete or otherwise not used or useful in the business of such Loan Party or such Subsidiary, provided that not less than 75% of the aggregate sale price from such Disposition shall be paid in cash or credited against the purchase price of replacement property or other assets useful in the business of Borrower and its Subsidiaries, (ii) consisting of cash or Cash Equivalents (A) in exchange for cash or other Cash Equivalents, (B) to a Person that is not an Affiliate of any Loan Party or such Subsidiary, or (C) to a Person that is an Affiliate of any Loan Party or such Subsidiary, to the extent permitted by Section 6.02(g) and not prohibited by any other provision of the Credit Agreement, (iii) in exchange for other assets comparable or superior as to type, value and quality, as determined in good faith by Borrower, (iv) between and among the Borrower and its Subsidiaries, provided that if the transferor in such a transaction is a Loan Party, then either (x) the transferee must be a Loan Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an investment in such Subsidiary restricted by Section 6.02(e) and must be permitted thereunder; (v) resulting from any casualty, taking or condemnation of any property of the Borrower or any Subsidiary; (vi) constituting subleases of office space, for fair market value as determined by the Borrower in good faith, in the ordinary course of business not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (vii) to the extent permitted by Section 6.01(c) or Sections 6.02(a), (c) or (e); (viii) constituting sale and leaseback transactions permitted by Section 6.02(q); (ix) consisting of Inventory in the ordinary course of business; (x) consisting of the lapse, abandonment or other Disposition of Intellectual Property, that is in the reasonable business judgment of the Borrower, no longer used or useful in the conduct of its business or otherwise uneconomical to prosecute or maintain; (xi) the unwinding of Hedge Agreements permitted under Section 6.02(b) or Permitted Call Hedging Agreements; (xii) other Dispositions not otherwise permitted by this Section 6.02(f) so long as (A) at the time of such Disposition, no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such Disposition; (B) not less than 75% of the aggregate sale price from such Disposition shall be paid in cash; (C) all such Dispositions shall be for at least fair market value of the assets or property subject to such Disposition and (D) the aggregate fair market value of the assets or property subject to Dispositions in any twelve month period of Borrower under this clause (xii) does not exceed 10% of consolidated assets of Borrower and its Subsidiaries as of the last day of the immediately preceding Fiscal Quarter as reflected in the financial statements for such Fiscal Quarter delivered pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii).

(g) Transactions with Affiliates. Except as otherwise permitted by the Loan Documents, Borrower shall not, and shall not permit its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Loan Party or its Subsidiaries on terms that are less favorable to such Loan Party or such Subsidiary than those that could reasonably be expected to be obtained at the time from Persons who are not such an Affiliate; provided that this clause (g) shall not prohibit the issuance and sale of Equity Interests to the extent not otherwise prohibited under the terms of this Agreement.

(h) Conduct of Business. Borrower shall not, and shall not permit its Subsidiaries to, engage in any business, other than (i) the businesses engaged in by such Loan Party or such Subsidiaries on the Closing Date; (ii) any related, ancillary, supplementary or complementary business line; (iii) any reasonable expansion or extension of any of the foregoing; or (iv) such other lines of business as may be consented to in writing by the Lender.

(i) Modification of Organizational Documents; Etc. No Loan Party shall permit its or any of its Subsidiaries’ charter, by-laws or other organizational documents to be amended or modified in any way unless (i) such amendment or modification does not adversely affect in any material respect the interests of the Lender hereunder or at law and (ii) such amendment or modification is not reasonably likely to have Material Adverse Effect. No Loan Party shall, and shall not permit any of its Subsidiaries to, change its jurisdiction of incorporation, formation or organization, as applicable, name or corporate form without providing ten (10) days’ prior written notice to the Lender.

(j) Inconsistent Agreements; Negative Pledge. No Loan Party shall, or shall permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by any Borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document (including the grant of the Liens in the Collateral pursuant to the Security Documents). No Loan Party shall or shall allow any of its Subsidiaries to create or permit to exist or become effective any encumbrance or restriction on the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of Lender upon any of its properties or revenues or which requires the grant of any security for an obligation if security is granted for the Secured Obligations, except for (i) this Agreement and the other Loan Documents, (ii) covenants in Capital Leases and documents creating Liens permitted by Section 6.02(a) prohibiting further Liens on the properties encumbered thereby and Replacement Assets, (iii) customary restrictions in leases and other contracts restricting the assignment or pledge thereof, (iv) any encumbrance or restriction existing under or by reason of applicable law, regulation or rule, (v) any encumbrance or restriction with respect to the subletting, assignment or transfer of any property or asset that is a lease, sublease, license, sublicense, permit, franchise, conveyance or contract or similar property or asset, (vi) any encumbrance or restriction existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of any Loan Party or any Subsidiary thereof not otherwise prohibited by this Agreement, and customary restrictions contained in purchase agreements and acquisition agreements to the extent in effect pending the consummation of such transaction, (vii) restrictions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not into solely in contemplation of such Person becoming a Subsidiary and (viii) customary restrictions under any arrangement with any governmental authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests. Notwithstanding the foregoing, the Loan Parties shall not grant any Person, or suffer to exist, control over any deposit accounts or securities accounts, other than (x) pursuant to control agreements in favor of the Lender or (y) in connection with Liens permitted pursuant to Sections 6.02(a)(ii), (xiv) and (xvi) limited solely to deposits and pledges so permitted.

(k) [Reserved].

(l) Fiscal Year. The Borrower shall not change its Fiscal Year end to a date other than January 31.

(m) Prepayment and Cancellation of Debt. No Loan Party shall, or shall permit any of its Subsidiaries to, (i) voluntarily prepay any Debt other than (x) the Obligations in accordance with the terms of the Loan Documents, (y) Debt permitted under Section 6.02(b) (provided that any prepayment of Debt that is subordinated to the Obligations must also be permitted under the terms of the applicable subordination or intercreditor agreement) and (z) trade payables in the ordinary course of business, or (ii) cancel any claim or debt owing to it, except for reasonable consideration determined by the Borrower in good faith or as permitted by Section 6.02(f).

(n) Certain Equity Securities; Equity Ownership. Neither the Borrower nor any Subsidiary shall issue any Equity Interest that is not Qualified Equity Interest. The Borrower shall not cause or suffer to exist a Change in Control.

(o) New Subsidiaries. The Borrower shall not acquire, organize or create any Subsidiary unless (i) the Borrower complies with Section 6.01(m) hereunder, (ii) such Subsidiary is wholly owned by the Borrower, directly or indirectly, and (iii) such Borrower shall have complied with its obligations under the Security Agreement in respect of the Shares (as defined in the Security Agreement) of such Subsidiary.

(p) Employee Benefit Plans. No Loan Party shall establish (i) a Pension Plan or (ii) contribute to or become required to contribute to a Multiemployer Plan.

(q) Sale and Lease-Back Transactions. No Loan Party shall, and shall not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless any obligations in connection with any Capital Lease or Liens arising in connection therewith are permitted by Sections 6.02(a) and 6.02(b), as the case may be.

(r) Sanctions. Borrower shall not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(s) Capital Expenditures. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures if at the time of making of such Capital Expenditure, an Event of Default shall have occurred and is continuing or would result from such Capital Expenditure.

Section 6.03 Financial Covenants. So long as the Note or any Obligation hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder:

(a) Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio, measured on a trailing four consecutive Fiscal Quarter basis ending as of the last day of any Fiscal Quarter, to be greater than 3.00 to 1.00.

(b) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio, measured on a trailing four consecutive Fiscal Quarter basis ending as of the last day of any Fiscal Quarter, to be greater than 6.00 to 1.00.

(c) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio measured on a trailing four consecutive Fiscal Quarter basis ending as of the last day of any Fiscal Quarter to be less than 3.00:1.00.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) any Loan Party shall (i) fail to pay any principal hereunder when due, (ii) fail to pay any interest or other amount payable hereunder or under any other Loan Documents within three (3) Business Days of the date when due, or (iii) fail to Cash Collateralize any obligations as required hereunder; or

(b) any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01(b)(i), 6.01(c), 6.01(f), 6.01(q), 6.01(s), 6.02 or 6.03; or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 4.01 or 4.02 of the Security Agreement on its part to be performed or observed and any such failure shall remain unremedied for twenty (20) days after the earlier to occur of (A) such Loan Party obtaining actual knowledge of such failure and (B) such Loan Party’s receipt of written notice from Lender of such failure; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in clauses (a), (b) and (c) above on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the earlier to occur of (i) such Loan Party obtaining actual knowledge of such failure and (ii) such Loan Party’s receipt of written notice from Lender of such failure; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, or premium or interest on, any Debt (excluding Debt evidenced by the Loan Documents) (i) in any amount with respect to any Hedging Obligations or Cash Management Obligations owing to the Lender or any of its Affiliates, or (ii) in an aggregate principal amount exceeding $35,000,000 in any other case, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or an event of default shall occur and be continuing under any agreement or instrument relating to any such Debt, in each case which shall accelerate the maturity of such Debt or permit the holder thereof or any trustee or agent for such holder to cause such Debt to become due and payable prior to its expressed maturity, provided that this clause shall not apply to (1) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder, (2) termination events or equivalent events pursuant to the terms of Hedge Agreements not arising as a result of a default by the Borrower or any Subsidiary thereunder, or (3) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Securities pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event that would constitute an Event of Default; or

(f) (i) the Borrower, any other Loan Party or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or the Borrower, any other Loan Party or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors, or (ii) there shall be commenced against the Borrower, any other Loan Party or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of sixty (60) days; or

(g) one or more final, non-appealable judgments, attachments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability equal to or greater than $35,000,000 with respect to such Loan Party or such Subsidiary in excess of insurance (as to which a solvent and unaffiliated insurance company has not denied coverage) or third-party indemnities (as to which the indemnitor has not denied responsibility) and such judgments, attachments or decrees shall not have been satisfied, vacated, dismissed, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(h) any Loan Document, for any reason other than satisfaction in full of all Obligations (other than inchoate indemnity obligations), ceases to be in full force and effect, is declared null and void, or any Loan Party denies that it has any further liability under such Loan Document or gives notice to such effect; or

(i) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby (except to the extent terminated in accordance with the terms of this Agreement or any other Loan Document), or such Lien shall fail or cease to be a perfected Lien on any Collateral with the priority required in the relevant Loan Document or any Loan Party shall state in writing that any of the events described in this clause (i) shall have occurred, except, in each case, if such failure is a result of the Lender’s action or omission; or

(j) any part of the property of any Loan Party is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of such Loan Party is assumed by any governmental authority, unless the same (i) is not likely to have a Material Adverse Effect or (ii) is being contested in good faith by appropriate proceedings diligently pursued and a stay of enforcement is in effect;

THEN (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitment shall immediately terminate and all Loans and Letters of Credit hereunder together with accrued interest thereon and all other Obligations owing under this Agreement, the Note and the other Loan Documents shall automatically become due and payable and (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon and all other Obligations owing under this Agreement, the Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and in each case the Borrower shall be required to immediately Cash Collateralize (x) the outstanding Hedging Obligations owing to the Lender or any of its Affiliates in an amount equal to 100% of the aggregate net amount of such Hedging Obligations and (y) the outstanding Cash Management Obligations owing to the Lender or any of its Affiliates in an amount equal to 100% of the aggregate amount of such Cash Management Obligations. Except as expressly provided above in this Section 7.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of any Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the applicable Loan Party and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Lender may, without the consent of the Borrower (except as required under Section 3.08(c)), amend or modify this Agreement or any of the other Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.08(c) in accordance with the terms of Section 3.08(c).

Section 8.02 Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including email or facsimile communication) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, (i) if to a Loan Party, to the attention of the Borrower at the Borrower’s address set forth on the signature page hereof and (ii) if to the Lender, at the address set forth below or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective as follows: notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered by email shall be deemed to have been given when received. Notwithstanding the foregoing, notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

Wells Fargo Corporate Banking – Technology Banking Group

420 Montgomery Street, 9th Floor, San Francisco, CA 94104

Phone: 628-260-3492

Email: wendy.y.wong@wellsfargo.com

Attention: Wendy Wong

Section 8.03 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates are hereby authorized by each Loan Party, at any time and from time to time, without notice, to the fullest extent permitted by applicable law (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of such Loan Party under the Loan Documents (whether matured or unmatured) any and all amounts owing by the Lender to such Loan Party (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand, provisional or final and however evidenced), irrespective of whether or not the Lender or any of its Affiliates shall have made any demand under this Agreement or any other Loan Document and although such obligations and liabilities of such Loan Party are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such amounts, and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect. Each Loan Party hereby grants to the Lender a security interest in all deposits and accounts maintained with the Lender or any of its Affiliates to secure the Secured Obligations. The rights of the Lender and its Affiliates under this Section 8.03 are in addition to other rights and remedies (including other rights of set-off) which the Lender or its Affiliates may have.

Section 8.04 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.05 Costs and Expenses. The Borrower hereby agrees to pay on demand (a) all reasonable and documented out-of-pocket costs and expenses of the Lender (including reasonable and documented out-of-pocket attorneys’ fees and costs) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or (b) all costs and expenses of the Lender (including attorneys’ fees and costs) in connection with the administration of the Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents (including any amendment, modification or waiver with respect thereto). This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 8.06 Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify, pay and hold the Lender, its Affiliates and their respective shareholders, officers, directors, employees and agents of the Lender (collectively, the “Indemnified Parties”), harmless from and against any and all claims, liabilities, losses, damages, penalties, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, attorneys’ fees and costs and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the other Loan Documents or any use of proceeds hereunder, or any exercise by the Lender of its rights and remedies under this Agreement or, any other Loan Document, or any claim, demand, action or cause of action being asserted against any Loan Party, including without limitation with respect to violation of any Environmental Law or other Law (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of any such Persons or its employees or representatives or (ii) any breach in bad faith by such Indemnified Party of any Loan Document. No Indemnified Party shall assert, and each Indemnified Party hereby waives, any claim based on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnified Party hereby waives, releases and covenants not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 8.07 Assignments and Participations. The Lender may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of its right and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to the Lender), (i) in the case of a sale, assignment or transfer, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided, that the Borrower’s consent shall not be required (A) at any time that an Event of Default has occurred and is continuing or (B) in the case of a sale, assignment or transfer to an Affiliate of the Lender or an Approved Fund of the Lender, and (ii) in the case of a participation, without the consent of, or notice to, the Borrower, provided, further, that in each case, any assignee or transferee agrees to be bound by the terms and conditions of this Agreement; and provided even further, that, in the case of a participation, (x) the Lender’s obligations under this Agreement shall remain unchanged, (y) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (z) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Loan Parties, so long as such potential participants or assignees comply with the provisions of Section 8.09 related to participants and assignees. No Loan Party shall have the right to assign its rights hereunder or under any Loan Document or any interest herein or therein without the prior written consent of the Lender, which consent can be withheld in the sole discretion of the Lender. “Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by the Lender or an Affiliate of the Lender.

Section 8.08 Limitation on Payments. The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 8.08 applies to limit any obligation of the Borrower under this Agreement or to require the Lender to make any refund, or claiming that this Agreement conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

Section 8.09 Disclosure of Information. The Lender may disclose information relating to any Loan Party or any of their respective businesses, including information regarding the financial condition and property, and the amount of Debt owed to the Lender and the terms, conditions and other provisions applicable thereto to its Affiliates and to any of its partners, directors, officers, employees, agents, trustees, advisors and representatives, regulatory authorities (including self-regulatory), assignees or participants or prospective assignees or participants, provided that each such Person shall be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of assignees or participants or prospective assignees or participants, such Persons shall have executed and delivered in favor of the Borrower a confidentiality agreement in reasonable and customary form.

Section 8.10 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY ANY PARTY TO ANY LOAN DOCUMENT AGAINST THE OTHER PARTY HERETO OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF SUCH OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

Section 8.11 Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns (subject to Section 8.07). THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.12 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THE BORROWER AND THE LENDER RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. IF AND TO THE EXTENT THAT THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS UNENFORCEABLE FOR ANY REASON IN SUCH FORUM, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW.

Section 8.13 Consent to Jurisdiction; Venue. All judicial proceedings brought against a Loan Party with respect to this Agreement or the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and each Loan Party hereby irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and the other Loan Documents. Each Loan Party hereby irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 8.13. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its property in the courts of any jurisdiction.

Section 8.14 Entire Agreement. This Agreement with all Exhibits and Schedules hereto and the other Loan Documents embody the entire agreement and understanding by and among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 8.15 Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

Section 8.16 Execution in Counterparts; Etc. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties to this Agreement consent to conduct the transactions contemplated hereunder by electronic means.

Section 8.17 USA Patriot Act. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Patriot Act or such Anti-Money Laundering Laws.

Section 8.18 English Language. This Agreement and each of the other Loan Documents has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation.

Section 8.19 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable laws.

Section 8.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 8.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 8.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(c) Each Loan Document is hereby amended to incorporate by reference the provisions of this Section 8.21, mutatis mutandis.

Section 8.22 Hedge Agreements. Notwithstanding anything to the contrary set forth herein, at any time when an interest rate Hedge Agreement between the Borrower and the Lender (an “Interest Rate Swap”) is in effect in connection with any SOFR Loan, the following provisions shall apply with respect to a portion of such Loan equal to the lesser of (x) the outstanding principal balance of such Loan and (y) the notional amount of the related Interest Rate Swap (the “Hedge Portion”):

(a) With respect to the Hedge Portion, no Prime Rate interest option shall be available; and

(b) With respect to the Hedge Portion, the following definition of “Interest Period” shall apply:

“Interest Period”: with respect to any Term SOFR Loan for which an Interest Rate Swap has been executed, a period of one month, provided that (i) the initial Interest Period shall commence on the later of (A) the effective date of such Interest Rate Swap, and (B) the date of disbursement of such Loan, and shall continue up to, but shall not include, the fifth day of the immediately succeeding month, (ii) thereafter, each Interest Period shall commence automatically, without notice to or consent from the Borrower, on the fifth day of each month and continue up to, but shall not include, the fifth day of the immediately succeeding month and (iii) for any Interest Period commencing within one month of the Maturity Date, such Interest Period shall end on the Maturity Date. An Interest Period that commences with respect to a Hedge Portion hereunder shall continue until its scheduled expiration date in accordance with the foregoing definition notwithstanding the termination of the Interest Rate Swap during such Interest Period.

The Borrower understands and acknowledges that (i) any Interest Rate Swap constitutes an independent agreement between the Borrower and the Lender and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise expressly provided in the documentation for the Interest Rate Swap, (ii) nothing in this Agreement shall be construed as a modification of an Interest Rate Swap or create an obligation to amend an Interest Rate Swap, (iii) the Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Agreement and those of a related Interest Rate Swap (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of an Interest Rate Swap), and the Lender is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of an Interest Rate Swap, and (iv) the Lender has no obligation to modify, renew or extend the Maturity Date to match the maturity date of an Interest Rate Swap.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BOX, INC.

By:	/s/ Dylan Smith
Name:	Dylan Smith
Title:	Chief Financial Officer

Address:
900 Jefferson Ave
Redwood City, CA 94063
Phone: (877) 729-4269
Facsimile: (888) 418-6762
Attention: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Darren Santos
Name:	Darren Santos
Title:	SVP, Market Credit Leader

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE 6.01(s)

TO

AMENDED AND RESTATED CREDIT AGREEMENT

Covenant	Post-Closing Time Period
Deliver to Lender evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to the Lender, and where required by the Lender, with lender loss payable endorsements in favor of the Lender.	No later than July 14, 2023

To the extent not previously delivered, deliver to Lender control agreements requested by Lender in form and substance acceptable to the Lender to evidence that the Lender shall have a valid and perfected first priority security interest in any and all deposit accounts and investment property constituting part of the Collateral and described in the perfection certificate delivered pursuant to Section 4.01(a)(xiv) (the “Perfection Certificate”).	30 days

To the extent not previously delivered, deliver to Lender short-form security agreements requested by Lender to evidence that the Lender shall have a valid and perfected first priority security interest in the intellectual property constituting part of the Collateral and described in the Perfection Certificate.	30 days

EXHIBIT A

FORM OF NOTICE OF BORROWING

Dated: ________________________

Pursuant to that certain Amended and Restated Credit Agreement dated as of June 30, 2023 (as supplemented, amended, modified, amended and restated or replaced in writing from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between BOX, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), this represents Borrower’s request to borrow as follows:

1.	Date of Borrowing:

2.	Amount of Borrowing: $

3.	Interest Rate: [Prime Rate] [Adjusted Term SOFR] [Adjusted Daily Simple SOFR]

4.	For Term SOFR Loans – Interest Period: [one] [three] [ six] month(s)

The undersigned officer, to the best of his or her knowledge, certifies that:

(i)

the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date;

(ii)	no event or condition has occurred and is continuing or would result from the Borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii)	all Loan Documents are in full force and effect.

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IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

BOX, INC.

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

_____________ ___, 202__

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I am the Chief Financial Officer of BOX, INC. (the “Borrower”).

2.

Reference is made to that certain Amended and Restated Credit Agreement dated as of June 30, 2023 (as supplemented, amended, modified, amended and restated or replaced in writing from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between BOX, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”). All terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

3.	[No Potential Event of Default or Event of Default is continuing as of the date of delivery of this Compliance Certificate.]

[OR]

[A Potential Default or Event of Default is continuing as of the date of delivery of this

Compliance Certificate. The nature of such Potential Default or Event of Default is ____________________. The action that the Borrower proposes to take with respect thereto is ______________________.]

4.

Attached hereto as Annex A are the calculations used in determining the financial covenants set forth in Section 6.03(a), Section 6.03(b), Section 6.03(c) and Section 6.02(b)(xvi) of the Credit Agreement, in each case, as of the date of this Compliance Certificate.

The foregoing certifications, together with the computations set forth in Annex A hereto are made and delivered as of the date first set forth above pursuant to the Credit Agreement.

BOX, INC.

By:
Name:
Title:

ANNEX A

To Compliance Certificate

I. Section 6.03(a) – Senior Secured Leverage Ratio
a. First Lien Debt
i. Total Funded Debt (as calculated in Line II.a.x below)	$
ii. Any Debt included in Total Funded Debt that is not secured by a “first priority” Lien on any property of the Borrower or any of its Subsidiaries	$
iii. First Lien Debt (Line I.a.i minus Line I.a.ii)	$
b. EBITDA
i. Consolidated Net Income	$
ii. Add-backs
1. Depreciation and amortization	$
2. Provision (benefits) for income tax	$
3. Consolidated Total Interest Expense	$
4. Non-cash expenses, losses and charges, including, without limitation, non-cash compensation-based expenses	$

5.  Extraordinary, unusual or non-recurring expenses, losses and charges, including, without limitation, restructuring charges and costs, fees and expenses incurred by Borrower or its Subsidiaries in connection with any Permitted Acquisition, permitted Investment, permitted disposition, incurrence of permitted Debt or issuance of Qualified Equity Interests, in each case whether or not consummated

$
6. Other expenses, losses or charges agreed to by the Lender	$
7. Total adjustments (sum of Line I.b.ii.1 through Line I.b.ii.6)	$
iii. Average Deferred Revenue Change	$
iv. EBITDA (Line I.b.i plus Line I.b.ii.7 plus or minus (as applicable) Line I.b.iii)	$
c. Senior Secured Leverage Ratio (Line I.a.iii divided by Line I.b.iv)		_____: 1.00
d. Maximum permitted Senior Secured Leverage Ratio		3.00:1.00
II. Section 6.03(b) – Total Leverage Ratio

a.   Total Funded Debt of the Borrower and its Subsidiaries (excluding in each case (x) Debt contemplated by Section 6.02(b)(xvi) of the Credit Agreement) and (y) the contingent liabilities with respect to any swap and related hedging arrangements (including the Hedging Obligations) prior to the date any such swap and related hedging arrangement (including the Hedging Obligations) is closed out and the termination value thereof determined in accordance therewith)

i. All indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments	$
ii. That portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP	$
iii. Notes payable representing extensions of credit whether or not representing obligations for borrowed money	$

iv.   Any obligation owed for all or any part of the deferred purchase price of property or services (excluding (a) trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (b) earnout payments (other than, for the avoidance of doubt, earnout payments payable solely in Disqualified Equity Interests of the Borrower), and (c) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business) which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or similar written instrument

$

v.  all indebtedness for borrowed money secured by any Lien on any property owned or held by that Person regardless of whether the indebtedness for borrowed money secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (excluding any obligations in respect of operating leases)

$

vi.   all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether drawn or undrawn), bankers’ acceptances or similar obligations issued for the account of such Person

$
vii. all swap and related hedging arrangements (including the Hedging Obligations) of such Person valued at the net termination value thereof	$
viii. all obligations of such person in respect of Disqualified Equity Interests	$
ix. any Guaranty of such Person in respect of any Debt of any other Person described in clauses (i) through (viii) above	$
x. Total Funded Debt (Without duplication, the sum of Line II.a.i through Line II.a.ix)	$
b. EBITDA (as calculated in I.b.iv above)	$
c. Total Leverage Ratio (Line II.a.x divided by Line II.b)		_____: 1.00
d. Maximum permitted Total Leverage Ratio		6.00:1.00
III. Section 6.03(c) – Interest Coverage Ratio
a. EBITDA (as calculated in I.b.iv above)	$
b. Consolidated Total Interest Expense of the Borrower and its Subsidiaries	$
c. Interest Coverage Ratio (Line III.a divided by Line III.b)		_____: 1.00
d. Minimum required Interest Coverage Ratio		3.00:1.00
IV. Section 6.02(b)(xvi) – Purchase Obligations
a. Purchase Obligations due Less Than 1 Year	$
b. Purchase Obligations due Year 1 – Year 3	$
c. The sum of Line IV.a and Line IV.b	$
d. Maximum permitted		$350,000,000

EXHIBIT C

FORM OF NOTE

THIRD AMENDED AND RESTATED NOTE

$ 150,000,000.00	June 30, 2023

FOR VALUE RECEIVED, BOX, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION or its registered assigns (the “Lender”), the principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) or, if less, the aggregate amount of the Loans pursuant to the Commitment (each as defined in the Credit Agreement referred to below) made by the Lender pursuant to the Amended and Restated Credit Agreement dated as of June 30, 2023 by and between the Borrower and the Lender (as supplemented, amended, modified, amended and restated or replaced in writing from time to time the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement) outstanding on the Maturity Date.

This Third Amended and Restated Note (this “Note”) amends and restates that certain Second Amended and Restated Note dated as of July 26, 2021, executed by the Borrower in favor of the Lender in its entirety.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds at the office of the Lender described in the Credit Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. The Lender may attach schedules to this Note and endorse thereon the date, amount, and payments with respect thereto. Any failure to attach schedules or make such endorsements to this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

This is the Note referred to in the Credit Agreement, and this Note is entitled to the benefits of the Credit Agreement and is secured by the Collateral. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times and in the currency herein prescribed.

The Borrower hereby promises to pay on demand all costs and expenses of the Lender required by Section 8.05 of the Credit Agreement. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

To the extent of any inconsistency between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

This Note may be transferred only in accordance with Section 8.07 of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

BOX, INC.

By:
Name:
Title:

EXHIBIT D

Form of Subsidiary Guarantee

[See attached.]

FORM OF SUBSIDIARY GUARANTEE

This SUBSIDIARY GUARANTEE is dated as of _________, 2023 (this “Agreement”), by _________________, a __________and each other present or future Domestic Subsidiary of the Borrower that becomes a party hereto after the date hereof (each, a “Guarantor” and collectively, the “Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”).

To induce the Lender from time to time to extend credit and other financial accommodations to BOX, INC., a Delaware corporation (the “Borrower”), pursuant to that certain Amended and Restated Credit Agreement dated as of June 30, 2023 between the Borrower and the Lender (as supplemented, amended, modified, amended and restated or replaced in writing from time to time the “Credit Agreement”; capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement) and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor has agreed to guarantee the Guaranteed Obligations (as hereinafter defined). Accordingly, the parties hereto agree as follows:

Section 1. The Guarantee.

1.01 The Guarantee. Each Guarantor hereby jointly and severally, and absolutely and unconditionally, guarantees to the Lender and its respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise and at all times thereafter) of all Guaranteed Obligations. Each Guarantor hereby further jointly and severally agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. “Guaranteed Obligations” shall mean, collectively, (a) the Obligations, (b) all Hedging Obligations permitted under the Credit Agreement owing to the Lender or any of its Affiliates, and (c) all Cash Management Obligations permitted under the Credit Agreement owing to the Lender or any of its Affiliates, provided that “Guaranteed Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.

1.02 Obligations Unconditional. The obligations of each Guarantor under Section 1.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of any agreement or instrument under which any Guaranteed Obligations have been incurred (herein, the “Underlying Instruments”), or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 1.02 that the obligations of such Guarantor hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any Underlying Instrument shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected; or

(iv) any other guarantee provided to, or in favor of, the Lender to guarantee the Guaranteed Obligations shall fail to be enforceable.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrower under any Underlying Instrument, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. As used in this paragraph, any reference to “the principal” is a reference to the Borrower, and any reference to “the creditor” is a reference to the Lender. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses such Guarantor or any other guarantor of the Guaranteed Obligations may have because the Guaranteed Obligations are secured by real property. This means, among other things: (1) the creditor may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from such Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the principal. This is an unconditional and irrevocable waiver of any right and defenses such Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Guarantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California, without regard to conflicts of laws principles.

1.03 Reinstatement. The obligations of each Guarantor under this Section 1 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

1.04 Subrogation. Each Guarantor hereby jointly and severally agrees that until the payment and satisfaction in full of all Obligations (other than contingent indemnification obligations in respect of which no claim for payment has been made or no notice for indemnification has been issued by the indemnitee), and the expiration or termination of the Commitment and all other obligations of the Lender to make financial accommodations available to the Borrower under the Underlying Instruments, it subordinates and agrees not to enforce any claim, right or remedy arising by reason of any performance by it of the guarantee in this Section 1, whether by subrogation or otherwise, in each case, whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise, against the Borrower, or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

1.05 Remedies. Each Guarantor hereby jointly and severally agrees that, if any Guarantor fails to fulfill its duty to pay all Guaranteed Obligations guaranteed hereunder when due (whether at stated maturity, by acceleration or otherwise and at all times thereafter), the Lender shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under the Loan Documents and all applicable law.

1.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 1 constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under California Code of Civil Procedure section 437c(a).

1.07 Continuing Guarantee. The guarantee in this Section 1 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising. Each Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Agreement as to future transactions giving rise to any Guaranteed Obligations.

Section 2. Miscellaneous.

2.01 Notices. All notices, requests, consents and demands hereunder shall be delivered as set forth in Section 8.02 of the Credit Agreement.

2.02 No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

2.03 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Guarantor herefrom, shall be in any event effective unless the same shall be in writing and signed by the Lender and the applicable Guarantor and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

2.04 Costs and Expenses. Each Guarantor hereby jointly and severally agrees to pay on demand all costs and expenses of the Lender under Section 8.05 of the Credit Agreement. This covenant shall survive termination of this Agreement and payment of the Guaranteed Obligations.

2.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Guarantors and the Lender, provided that no Guarantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Lender, which consent can be withheld in the sole and absolute discretion of the Lender.

2.06 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

2.07 Governing Law; Submission to Jurisdiction; Etc.

(a) Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when executed by the Guarantors and the Lender and thereafter shall be binding upon and inure to the benefit of the Guarantors, the Lender and their respective successors and assigns (subject to Section 2.05). THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

(b) Consent to Jurisdiction; Venue. All judicial proceedings brought against any Guarantor with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, each Guarantor hereby accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and each hereby irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Guarantor hereby irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 2.07. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Documents against any Guarantor or its property in the courts of any jurisdiction.

(c) Service of Process. Each Guarantor hereby irrevocably consents to service of process in the manner provided in Section 8.19 of the Credit Agreement.

2.08 Fraudulent Conveyance. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of subordinated indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 2.08, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

2.09 Keepwell. Each Qualified ECP Guarantor (as hereinafter defined) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.09, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.09 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent indemnification obligations in respect of which no claim for payment has been made or no notice for indemnification has been issued by the indemnitee) shall have been paid in full and the Commitment terminated. Each Qualified ECP Guarantor intends that this Section 2.09 constitutes, and this Section 2.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY GUARANTOR AND THE LENDER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

2.11 Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

2.12 Agents and Attorneys-in-Fact. The Lender may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Lender acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.

2.13 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding by and among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

2.14 English Language. This Agreement and each of the other Loan Documents has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation.

2.15 Representations, Warranties and Covenants. Each Guarantor makes, for the benefit of the Lender, each of the representations, warranties and covenants made in the Credit Agreement by the Borrower as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title: